UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant  ☒
Filed by a Party other than the Registrant   ☐

Check the appropriate box:

☐           Preliminary Proxy Statement
☐           Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒           Definitive Proxy Statement
☐           Definitive Additional Materials
☐           Soliciting Material Pursuant to §240.14a-12

Tractor Supply Company
_________________________________________________________________________________
(Name of Registrant as Specified in its Charter)
_________________________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒           No fee required
☐           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee  is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:
__________________________________________________________________________________________

(5) Total fee paid:
__________________________________________________________________________________

☐      Fee paid previously with preliminary materials.
__________________________________________________________________________________________

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
_____________________________________________________________________________________________

(2) Form, Schedule or Registration Statement No.:
_____________________________________________________________________________________________

(3) Filing Party:
____________________________________________________________________________________________

(4) Date Filed:
__________________________________________________________________________________________

TRACTOR SUPPLY COMPANY
200 Powell Place
Brentwood, Tennessee 37027
TractorSupply.com

To Our Stockholders:

On behalf of the Board of Directors, it is my pleasure to invite you to attend the 2011 Annual Meeting of Stockholders of Tractor Supply Company.  The meeting will be held on Thursday, April 28, 2011, at the Company’s Store Support Center in Brentwood, Tennessee 37027.  The meeting will start at 10:00 a.m. (central time).

The following pages contain the formal Notice of Annual Meeting of Stockholders and Proxy Statement, which describes the specific business to be considered and voted upon at the Annual Meeting.  The meeting will include a report on Tractor Supply Company's activities for the fiscal year ended December 25, 2010, and there will be an opportunity for comments and questions from stockholders. Whether or not you plan to attend the meeting, it is important that you be represented and that your shares are voted.  After reviewing the Proxy Statement, I ask you to vote as described in the Proxy Statement as soon as possible.

I look forward to seeing you at the Annual Meeting.

Sincerely,

James F. Wright
Chairman of the Board
 and Chief Executive Officer

March 18, 2011

TRACTOR SUPPLY COMPANY
200 Powell Place
Brentwood, Tennessee 37027
(615) 440-4000
TractorSupply.com

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held April 28, 2011

Please join us for the 2011 Annual Meeting of Stockholders of Tractor Supply Company.  The meeting will be held at the Company's Store Support Center, 200 Powell Place, Brentwood, Tennessee 37027, on Thursday, April 28, 2011, at 10:00 a.m. (central time).

The purposes of the meeting are:

1.	To elect directors to serve a one-year term ending at the 2012 Annual Meeting of Stockholders;

2.
To approve an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of Common Stock from one hundred million (100,000,000) to two hundred million (200,000,000);

3.	To act upon a proposal for a non-binding, advisory vote by the stockholders to approve the compensation of the named executive officers of the Company (“Say on Pay”);

4.	To act upon a proposal for a non-binding, advisory vote by the stockholders on the frequency of the advisory vote on Say on Pay in future years; and

5.	To transact any other business as may be properly introduced at the 2011 Annual Meeting of Stockholders.

These matters are more fully described in the Proxy Statement accompanying this notice.

The Securities and Exchange Commission rules allow us to furnish proxy materials to our stockholders on the Internet.  We are pleased to take advantage of these rules and believe that they enable us to provide our stockholders with the information that they need, while lowering the cost of delivery and reducing the environmental impact of our Annual Meeting. This Proxy Statement and our fiscal 2010 Annual Report to Stockholders are available on our web site at TractorSupply.com. Additionally, and in accordance with SEC rules, you may access our proxy materials at www.edocumentview.com/TSCO, which does not have “cookies” that identify visitors to the site.

As stockholders of Tractor Supply Company, your vote is important. Whether or not you plan to attend the Annual Meeting in person, it is important that you vote as soon as possible to ensure that your shares are represented.

By Order of the Board of Directors,

Benjamin F. Parrish, Jr.
Senior Vice President-General Counsel
 and Corporate Secretary
Brentwood, Tennessee
March 18, 2011

YOUR VOTE IS IMPORTANT. PLEASE VOTE BY TOLL-FREE TELEPHONE CALL, VIA THE INTERNET OR BY COMPLETING, SIGNING, DATING AND RETURNING A PROXY CARD.

TRACTOR SUPPLY COMPANY
200 Powell Place
Brentwood, Tennessee 37027
(615) 440-4000

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
To Be Held April 28, 2011

STOCKHOLDER NOMINATIONS OF CANDIDATES FOR BOARD MEMBERSHIP	39

AVAILABILITY OF FORM 10-K AND ANNUAL REPORT TO STOCKHOLDERS	39

OTHER MATTERS	39

DIRECTIONS TO THE ANNUAL MEETING	39

MEETING OF STOCKHOLDERS
TO BE HELD APRIL 28, 2011

Our Board of Directors has made these proxy materials available to you on the Internet, or, upon your request, has delivered printed versions of these materials to you by mail. We are furnishing this Proxy Statement in connection with the solicitation by our Board of Directors of proxies to be voted at our 2011 Annual Meeting of Stockholders (the “Meeting”). The Meeting will be held at our Store Support Center, located at 200 Powell Place, Brentwood, TN 37027, on Thursday, April 28, 2011 at 10:00 a.m. central time, or at any adjournment thereof.

We mailed our Notice of Internet Availability of Proxy Materials (the “Notice”) to each stockholder entitled to vote at the Meeting on or about March 18, 2011.

GENERAL INFORMATION ABOUT THE MEETING AND VOTING

Who may vote at the Meeting?
The Board of Directors has set March 9, 2011 as the record date for the Meeting. If you were the owner of Tractor Supply Company common stock at the close of business on March 9, 2011, you may vote at the Meeting. You are entitled to one vote for each share of common stock you held on the record date.

A list of stockholders entitled to vote at the Meeting will be open to examination by any stockholder, for any purpose germane to the Meeting, during normal business hours for a period of ten days before the Meeting at our Store Support Center and at the time and place of the Meeting.

How many shares must be present to hold the Meeting?
A majority of our shares of common stock outstanding as of the record date must be present at the Meeting in order to hold the meeting and conduct business. This is called a quorum. On the record date, there  were 72,639,067 shares of our common stock outstanding. Your shares are counted as present at the Meeting if you are present and vote in person at the Meeting or properly submit your proxy prior to the Meeting.

Why am I being asked to review materials on-line?
Under rules adopted by the U.S. Securities and Exchange Commission (“SEC”), we are now furnishing proxy materials to our stockholders on the Internet, rather than mailing printed copies of those materials to each stockholder. If you received a Notice by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice will instruct you as to how you may access and review the proxy materials on the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice.

What am I voting on?
You will be voting on the following:
•	The election of directors to serve a one-year term ending at the 2012 Annual Meeting of Stockholders;
•
The approval of an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock from one hundred million (100,000,000) to two hundred million (200,000,000);

•	The approval of the compensation of the named executive officers of the Company (“Say on Pay”);
•	The frequency of the advisory vote on Say on Pay in future years; and
•	Any other matters properly introduced at the Meeting.

We are not currently aware of any other business to be acted upon at the Meeting. If any other matters are properly submitted for consideration at the Meeting, including any proposal to adjourn the Meeting, the persons named as proxies will vote the shares represented thereby in their discretion. Adjournment of the Meeting may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of common stock representing a majority of the votes present in person or by proxy at the Meeting, whether or not a quorum exists, without further notice other than by an announcement made at the Meeting.

How does the Board of Directors recommend that I vote?
The Board of Directors recommends that you vote:
•	“FOR” the election of the director nominees named in this Proxy Statement;
•	“FOR” the approval of the amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock;
•	“FOR” the approval of the compensation of the named executive officers of the Company; and
•	For the frequency of the advisory vote on Say on Pay to occur every year.

How do I vote before the Meeting?
If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A. (“Computershare”), you are considered a stockholder of record with respect to those shares and the Notice of Internet Availability of Proxy Materials has been sent directly to you by Computershare.  Please carefully consider the information contained in the Proxy Statement and, whether or not you plan to attend the Meeting, vote by one of the below methods so that we can be assured of having a quorum present at the Meeting and so that your shares may be voted in accordance with your wishes even if you later decide not to attend the Meeting.

If, like most stockholders of the Company, you hold your shares in street name through a stockbroker, bank or other nominee (including through the Company’s 401(k) Plan) rather than directly in your own name, you are considered the beneficial owner of shares, and the Notice of Internet Availability of Proxy Materials is being forwarded to you. Please carefully consider the information contained in the Proxy Statement and, whether or not you plan to attend the Meeting, vote by one of the below methods so that we can be assured of having a quorum present at the Meeting and so that your shares may be voted in accordance with your wishes even if you later decide not to attend the Meeting.

If you hold your shares through the Company’s 401(k) Plan, you will receive printed proxy materials by mail.  You may vote in person at the Meeting, by completing and mailing the paper proxy card included with the mailed proxy materials, via the Internet, or by phone.

We encourage you to register your vote via the Internet. If you attend the Meeting, you may also submit your vote in person and any votes that you previously submitted – whether via the Internet, by phone or by mail – will be superseded by the vote that you cast at the Meeting. To vote at the Meeting, beneficial owners will need to contact the broker, trustee or nominee that holds their shares to obtain a “legal proxy” to bring to the Meeting. Whether your proxy is submitted by the Internet, by phone or by mail, if it is properly completed and submitted and if you do not revoke it prior to the Meeting, your shares will be voted at the Meeting in the manner set forth in this Proxy Statement or as otherwise specified by you.

Unless you hold your shares through the Company’s 401(k) Plan, you may vote via the Internet or by phone until 1:00 a.m. central time, on April 28, 2011, otherwise Computershare must receive your paper proxy card before April 28, 2011.  If you hold your shares through the Company’s 401(k) Plan, you may vote via the Internet or by phone until 1:00 a.m. central time, on April 26, 2011, otherwise Computershare must receive your paper proxy card before April 26, 2011.

May I vote at the Meeting?
You may vote your shares at the Meeting if you attend in person.

What vote is required to pass an item of business?
The holders of the majority of the outstanding shares of common stock must be present in person or represented by proxy for a quorum to be present at the Meeting.  The proposals in this Proxy Statement will be approved if they receive the following number of votes: (i) for the election of directors, each of the director nominees must receive the affirmative vote of a plurality of the shares issued and outstanding as of the record date; (ii) the approval of the amendment to the Company’s Certificate of Incorporation will be approved if it receives the affirmative vote of a majority of the shares of the Company’s common stock entitled to vote at the Meeting; (iii) the approval of the executive compensation of our named executive officers will be approved if it receives the affirmative vote of a majority of the votes present, either in person or by proxy, at the Meeting; and (iv) with respect to the frequency of the advisory vote on approval of executive compensation, the selection of the frequency vote receiving the most votes will be considered as receiving approval.

If you submit your proxy or attend the Meeting, but choose to abstain from voting on any proposal, you will be considered present at the Meeting and not voting in favor of the proposal.  This will not affect the election of directors or the frequency of the advisory vote on executive compensation.  Since the amendment to the Company’s Certificate of Incorporation passes only if it receives the affirmative vote from a majority of the shares entitled to vote at the Meeting and the advisory vote on executive compensation passes only if it receives a favorable vote from a majority of shares present at the Meeting, the fact that you are abstaining and not voting in favor of these proposals will have the same effect as if you had voted against the proposal.

Brokers and nominees may exercise their voting discretion without receiving instructions from the beneficial owner of shares on proposals that are deemed to be routine matters. If a proposal is not a routine matter, the broker or nominee may not vote the shares with respect to the proposal without receiving instructions from the beneficial owner of the shares.  If a broker turns in a proxy card expressly stating that the broker is not voting on a non-routine matter, such action is referred to as a “broker non-vote.”  The election of directors, the approval of the compensation of the named executive officers and the frequency of the advisory vote on Say on Pay are not routine matters, and a broker may not vote on these matters without receiving instructions.  The amendment to the Company’s Certificate of Incorporation is a routine matter and brokers and nominees may vote on this matter without receiving instructions.

Unless you indicate otherwise in your vote, the persons named as your proxies will vote your shares (a) FOR all nominees for director, (b) FOR the approval of the amendment to the Company’s Certificate of Incorporation, (c) FOR the approval of the compensation of the named executive officers of the Company; and (d) FOR the frequency of the advisory vote on Say on Pay to occur every year.

Who counts the votes?
The Company has asked Computershare to judge voting, be responsible for determining whether or not a quorum is present and tabulate votes cast by proxy or in person at the Meeting.

Can I revoke my proxy?
Yes.  You can revoke your proxy by:
•	Filing written notice of revocation with our Corporate Secretary before the Meeting;
•	Signing a proxy bearing a later date; or
•	Voting in person at the Meeting.

Where can I find voting results of the Meeting?
We will publish final detailed voting results in a Form 8-K filed within four business days of the Meeting.

Who will bear the cost for soliciting votes at the Meeting?
We will bear all expenses in conjunction with the solicitation of proxies, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to security owners. We may hire a proxy solicitation firm at a standard industry compensation rate. In addition, proxies may be solicited by mail, in person, or by telephone or fax by certain of our officers, directors and regular employees.

Whom should I call with other questions?
If you have additional questions about this Proxy Statement or the Meeting, please contact:  Tractor Supply Company, 200 Powell Place, Brentwood, Tennessee 37027, Attention: Investor Relations Dept., Telephone: (615) 440-4632.

ITEM 1 – ELECTION OF DIRECTORS

Our directors are elected at each annual meeting and hold office until the next annual meeting or the election of their respective successors.  All nominees except Mr. Bewley are presently directors of the Company.  The Board has the authority under our Bylaws to fill vacancies and to increase or decrease its size between annual meetings.

Nominees for Directors

The Board, upon recommendation of its Corporate Governance/Nominating Committee, has nominated each of the directors named below for election at this Meeting.  Such individuals were selected based on their broad experience, wisdom, integrity, understanding of the business environment, thorough appreciation for strong ethics and appropriate corporate governance, and their willingness to devote adequate time to Board duties.  The experience, qualifications, attributes and skills that led the Corporate Governance/Nominating Committee to conclude that each person should be nominated to serve as a director are discussed in more detail below.

The following table sets forth certain information concerning these nominees:

Name and Age	Director Since	Positions with Company, Directorships, Business Experience for Last Five Years and Reasons for Nomination
Johnston C. Adams, 63	2007
Served as Chairman and Chief Executive Officer of AutoZone, Inc. from 1997 until 2001. Other directorships:  WD-40 Company, since 2001; Repco Corporation Limited, since 2008.  Mr. Adams was selected to serve on our board primarily because of his wealth of senior leadership and retail experience.

William Bass, 48	2008
President of Charming Shoppes-Direct since 2009.  Chief Executive Officer of Fair Indigo since 2005.  Previously served in several management positions for Sears, Roebuck & Company and Lands’ End from 1999 to 2005.  Mr. Bass was selected to serve on our board primarily due to his highly respected experience in e-commerce and multi-channel sales.

Peter D. Bewley, 64	Nominee
Served as Senior Vice President-General Counsel and Secretary of The Clorox Company from 1998 to 2005.  Served as Senior Vice President, General Counsel and Secretary of Novacare, Inc. from 1994 to 1998.  Other directorship:  WD-40 Company since 2005.  Mr. Bewley was nominated to serve on our board primarily due to his extensive legal and corporate governance experience.

Jack C. Bingleman, 68	2005
President of JCB Consulting LLC since 2008 and President of Indian River Asset Management Inc. since 2001.  Previously served as President of Staples International from 1997 to 2000.  Served as President of Staples North American Stores from 1994 to 1997.  Other directorship:  Domtar Corporation, since 2005.  Our board benefits from Mr. Bingleman’s long history as an executive in retail.

Richard W. Frost, 59	2007
Chief Executive Officer of Louisiana-Pacific Corporation since December 2004.  Previously served as Executive Vice President, Commodity Products, Procurement and Engineering from March 2003 to November 2004, Executive Vice President, OSB, Procurement and Engineering from May 2002 to February 2003 and Vice President, Timberlands and Procurement from 1996 to April 2002.  Mr. Frost, a sitting CEO, brings to the board his wealth of senior leadership experience.

Cynthia T. Jamison, 51	2002
National Director of CFO Services and Operating Committee Member of Tatum, LLC from 2005 to 2009.  Partner in Tatum, LLC from 1999 to 2009.  CFO of AquaSpy Inc. since 2009.  Other directorships:  B&G Foods, Inc. (Audit Committee Chair) since 2004 and Cellu Tissue, Inc. (Audit Committee Chair) from January to December 2010.  Ms. Jamison was selected to serve on our board primarily due to her standing as a financial expert.

George MacKenzie, 62	2007
Non-executive Chairman of American Water since May 2006.  Served as interim Chief Executive Officer of American Water from January 2006 to April 2006.  Served as interim President and Chief Executive Officer of C&D Technologies, Inc. from March 2005 to July 2005.  Served as Executive Vice President and Chief Financial Officer of P.H. Glatfelter Company from September 2001 to June 2002.  Other directorships:  C&D Technologies, from 1999 until 2010; Safeguard Scientifics, Inc. (Audit Committee Chair), since 2003 and American Water (non-executive Chair), since 2003.  Mr. MacKenzie was selected to serve on our board primarily because of his standing as a financial expert.

Edna K. Morris, 59	2004
Chief Executive Officer/Partner of Range Restaurant Group since 2008.  Managing Director Axum Capital Partners since October 2009.  During the prior 15 years, Ms. Morris served as President of various brands, including Blue Coral, James Beard Foundation, Red Lobster and Quincy’s.   Prior to that, Ms. Morris was Executive Vice President/Human Resources for Hardee’s Food Systems and Advantica Restaurant Group.  Other directorships have included:  Member of the Board of Trustees: Culinary Institute of America; founding President of the Women’s Foodservice Forum, Cosi.  Ms. Morris’ executive leadership positions in retail/restaurants and experience with executive compensation issues provides the board with a wealth of knowledge.

James F. Wright, 61	2002
Chairman of the Board and Chief Executive Officer of the Company since November 2007.  Previously served as President and Chief Executive Officer of the Company from 2004 to November 2007 and as President and Chief Operating Officer of the Company from 2000 through 2004.  Other directorship:  Spartan Stores, Inc. (Lead Director, Chair of Corporate Governance/Nominating Committee) since 2002.  Having spent his entire career in retail, Chairman Wright is well-positioned to guide the board through this chapter of the board’s mission and mandate.

If a nominee becomes unwilling or unable to serve, which is not expected, the proxies will be voted for a substitute person designated by the Board upon the recommendation of the Corporate Governance/Nominating Committee.

COMPENSATION OF DIRECTORS

The Compensation Committee has the responsibility to review compensation for the Company’s directors periodically and recommend changes, as appropriate, to the full Board of Directors.  In 2010, each non-employee director received an annual retainer of $34,000 and an additional $3,000 for each Board meeting attended.  The chair of the Audit Committee was paid an annual retainer of $15,000, the chair of the Compensation Committee was paid an annual retainer of $10,000, the chair of the Corporate Governance/Nominating Committee was paid an annual retainer of $5,000 and the Lead Director was paid an annual retainer of $15,000.  Non-employee directors received $1,000 for each committee meeting attended (and $2,000 was paid to each committee chairperson for each committee meeting attended), with one-half of those rates being paid for each telephonic meeting attended.  In addition, the Company reimbursed all directors for out-of-pocket expenses incurred in connection with their attendance at Board and committee meetings.  Each of the directors participates in the Company’s stock incentive plans under which non-qualified stock options or restricted stock units have historically been granted to each non-employee director upon their initial election to the Board and annually upon reelection thereafter.  Exercise prices of options are equal to the fair market value of such shares on the date of grant and the options have a 10-year life.  In 2010, the Committee recommended annual grants to the directors of restricted stock units valued at $60,000 on the date of grant and no stock options.  If new members are elected to the Board of Directors they are eligible to receive restricted stock units valued at $34,000.  All options and restricted stock unit awards granted to non-employee directors are made at the commencement of the new director term or initial appointment and vest at the end of such term.  There are no holding period requirements after the options or stock units vest.

The following table provides compensation information for the one-year period ended December 25, 2010 for each non-employee member of our Board of Directors.  No director who is an employee of the Company received compensation for services as a director.

Name	Fees Earned or Paid in Cash	Stock Awards (1) (2)	Option Awards(2)	Total
Johnston C. Adams	$58,000	$59,997	$--	$117,997
William Bass	51,000	59,997	--	110,997
Jack C. Bingleman	59,500	59,997	--	119,497
S. P. Braud (3)	29,083	--	--	29,083
Richard W. Frost	53,500	59,997	--	113,497
Cynthia T. Jamison	90,500	59,997	--	150,497
Gerard E. Jones	53,750	59,997	--	113,747
George MacKenzie	69,750	59,997	--	129,747
Edna K. Morris	73,750	59,997	--	133,747

(1)	Each of our directors received an annual award of restricted stock units valued at approximately $60,000 as of the award date. This column reflects the aggregate grant date fair value of restricted stock unit awards. Such awards vest at the end of the one-year director term, with the related expense recognized ratably.
(2)	The aggregate number of underlying shares for stock awards and option awards outstanding at fiscal year-end for each Director was as follows

Name	Stock Awards	Option Awards
Johnston C. Adams	3,626	11,000
William Bass	4,126	11,000
Jack C. Bingleman	4,272	19,000
Richard W. Frost	3,656	11,000
Cynthia T. Jamison	4,272	12,000
Gerard E. Jones	4,272	15,000
George MacKenzie	3,652	11,000
Edna K. Morris	4,272	23,000

(3)	Mr. Braud completed his term on April 29, 2010.

BOARD MEETINGS AND COMMITTEES

How often did the Board meet in 2010?
The Board held four regular quarterly meetings and one telephonic meeting during 2010 to review significant developments affecting the Company, engage in strategic planning and act on matters requiring Board approval.

For 2010, each incumbent director attended at least 75% of the Board meetings and at least 75% of the meetings of committees on which he or she served.

What are the Standing Committees of the Board?

Committee	Members	Functions and Additional Information	Number of Meetings
Audit	George MacKenzie * William Bass Jack C. Bingleman Cynthia T. Jamison	• Oversees financial reporting, policies, procedures and internal controls of the Company • Appoints the independent auditor • Evaluates the general scope of the annual audit and approves all fees paid to the independent auditor • Oversees and directs the scope of internal audit activities	11
Compensation	Edna K. Morris * Johnston C. Adams Richard W. Frost Cynthia T. Jamison	• Reviews and approves compensation of directors and executive officers • Reviews and approves grants of equity-based awards to officers pursuant to stock incentive plans • Reviews salary and benefit issues	7
Corporate Governance/ Nominating	Cynthia T. Jamison * Johnston C. Adams Jack C. Bingleman Gerard E. Jones Edna K. Morris	• Develops, sets and maintains corporate governance standards • Reviews and monitors activities of Board members • Evaluates the effectiveness of the Board process and committee activities • Makes recommendations for nominees for director • Evaluates qualifications for new candidates for director positions	8

*      Committee chairperson

The Board has determined that each member of the Company’s Audit Committee, Compensation Committee, and Corporate Governance/Nominating Committee is an independent director within the meaning of the listing standards of the NASDAQ Global Select Market.  In addition, the Board has determined that Mr. MacKenzie, the chair of the Audit Committee, and Ms. Jamison and Mr. Bingleman, both of whom are Audit Committee members, are qualified as audit committee financial experts within the meaning of SEC regulations and the listing standards of the NASDAQ Global Select Market.  The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended.

Does the Board have a lead director?
For several years, the Board had a de facto lead director.  Contemporaneous with the election of Mr. Wright as Chairman in November 2007, the Board formalized the lead director role.  Ms. Jamison was appointed as the lead director effective with the April 29, 2010 Annual Meeting.  With the formal creation of this lead director position, the Corporate Governance/Nominating Committee established, and the Board ratified the responsibilities of the Lead Independent Director as follows:

The Lead Independent Director is responsible for coordinating the activities of the independent directors. In addition to the duties of all Board members as set forth in the Company’s governance guidelines, the specific responsibilities of the Lead Independent Director are as follows:

•
advise the Chair as to an appropriate schedule of Board meetings, seeking to ensure that the independent directors can perform their duties responsibly while not interfering with the flow of Company operations;

•	provide the Chair with input as to the preparation of the agendas for the Board and committee meetings;

•
advise the Chair as to the quality, quantity and timeliness of the flow of information from Company management that is necessary for the independent directors to effectively and responsibly perform their duties; although Company management is responsible for the preparation of materials for the Board, the Lead Independent Director may specifically request the inclusion of certain material;

•	recommend to the Chair the retention of consultants who report directly to the Board;

•
interview, along with the chair of the Corporate Governance/Nominating Committee, all Board candidates, and make recommendations to the Corporate Governance/Nominating Committee and the Board (Ms. Jamison currently serves both as Lead Independent Director and Chair of the Corporate Governance/Nominating Committee);

•
assist the Board and Company officers in assuring compliance with and implementation of the Company’s governance guidelines; principally responsible for recommending revisions to the governance guidelines;

•	coordinate, develop the agenda for and moderate executive sessions of the Board’s independent directors; act as principal liaison between the independent directors and the Chair on sensitive issues;

•	evaluate, along with the members of the full board, the CEO’s and the Board’s performance; meet with the CEO to discuss same; summarize and remit the evaluations to the Board; and

•	recommend to the Chair the membership of the various Board committees, as well as selection of the committee chairs.

What are the responsibilities of the Compensation Committee?

The Compensation Committee has been given the responsibility to assist the Board of Directors in the discharge of its fiduciary duties with respect to the compensation of the executives of the Company, including the executive officers named in the 2010 Summary Compensation Table in this Proxy Statement (the “Named Executive Officers”), as well as oversight of succession planning.  The Compensation Committee is also responsible for administering all of our equity-based plans and the Company’s retirement and other benefit plans.  It periodically reviews compensation and equity-based plans and makes its recommendations to the Board with respect to these areas.

The Compensation Committee’s members are each (i) independent as defined under the listing standards of the NASDAQ Global Select Market, (ii) a non-employee director for purposes of Section 16b-3 of the Securities Exchange Act of 1934, as amended, and (iii) an outside director for purposes of Section 162(m) of the Internal Revenue Code.

As part of the Committee’s duties as set forth in its charter, the Committee, among other things, periodically reviews the Company’s philosophy regarding executive compensation and annually reviews market data to assess the Company’s competitive position with respect to the elements of the Company’s compensation.  The Committee reports to the Board of Directors on its activities.

To assist the Compensation Committee in establishing compensation for the Company’s executive management for 2010, the Compensation Committee engaged an independent, third-party consultant.  The consultant began 2010 as a principal with Hewitt Associates, and on February 1, 2010, became a partner with Meridian Compensation Partners, LLC.  The Compensation Committee determined the scope of the consultant’s  assignment and worked directly with the consultant.  The consultant also worked with management on a limited basis under the Committee’s direction.   The consultant did not recommend any compensation programs or payment amounts, but was only engaged to provide data and analysis with respect to compensation paid by the Company and the companies in its peer group as discussed in “Compensation Discussion and Analysis.”  Neither Hewitt nor Meridian provided any services other than executive compensation for the Company in fiscal 2010.  In 2010, the Compensation Committee conducted a search process and selected Pearl Meyer & Partners to provide consulting services relating to fiscal 2011 executive compensation.

The Compensation Committee sets performance goals and objectives for the Chief Executive Officer and the other executive officers. The Committee reviews the performance and compensation of the Chief Executive Officer and, with other advisors, if appropriate, establishes his compensation level, including equity-based awards.  For the remaining Named Executive Officers, the Chief People Officer, who serves as the management liaison to the Compensation Committee, consults with the Chief Executive Officer and, using the data provided by the consultant, makes recommendations to the Committee as to each individual’s base compensation and equity–based awards.  The Committee considers and discusses the recommendations.

The Compensation Committee also periodically reviews director compensation.  All decisions with respect to executive and director compensation are approved by the Compensation Committee and recommended to the full Board for ratification.

The agenda for meetings of the Compensation Committee is determined by its Chairperson with input from the Company’s General Counsel and Chief People Officer.  Compensation Committee meetings are regularly attended by the Company’s Chief Executive Officer, General Counsel and Chief People Officer, but the Committee also meets in executive session at each meeting.  Independent advisors and the Company’s human resources department support the Compensation Committee in its duties, and certain officers, including the Chief Executive Officer, Chief Financial Officer, Chief People Officer, and General Counsel, may be delegated authority to fulfill certain administrative duties regarding compensation programs.

CORPORATE GOVERNANCE
General

We believe that good corporate governance is important to ensure that the Company is managed for the long-term benefit of its stockholders.  During the past year, we have continued to review our corporate governance policies and practices and compared them to those suggested by various authorities in corporate governance and the practices of other public companies.  We have also continued to review the provisions of the Sarbanes-Oxley Act of 2002, the rules of the SEC, and the listing standards of the NASDAQ Global Select Market.

Our Board of Directors has adopted Corporate Governance Guidelines, which outline the composition, operations and responsibilities of the Board of Directors.  Our Board also ensures that an annual review of its charters for the Company’s Audit Committee, Compensation Committee and Corporate Governance/Nominating Committee is conducted. You may access our Corporate Governance Guidelines and current committee charters in the “Corporate Governance” section of our website at TractorSupply.com.

Director Independence and Board Operations

Our Corporate Governance Guidelines require that a majority of our Board consists of independent directors within the meaning of the listing standards of the NASDAQ Global Select Market.  The Board has determined that each of the following directors is an “independent director” within the meaning of the listing standards of the NASDAQ Global Select Market:

Johnston C. Adams	Cynthia T. Jamison
William Bass	Gerard E. Jones
Jack C. Bingleman	George MacKenzie
Richard W. Frost	Edna K. Morris

Peter D. Bewley is expected to be an “independent director” upon his election to the Board.

The Board believes that the Company's  current Chief Executive Officer is best situated to serve as Chairman of the Board because he is the director most familiar with the Company's business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. The Board also believes that the current combined position of Chairman and CEO promotes a unified direction and leadership for the Board and gives a single, clear focus for the chain of command for our organization, strategy and business plans. The Board believes that the Company’s current leadership structure with the combined Chairman/CEO leadership role and a strong Lead Independent Director enhances the Chairman/CEO’s ability to provide insight and direction on important strategic initiatives to both management and the independent directors and, at the same time, ensures that the appropriate level of independent oversight is applied to all Board decisions. The CEO, in his capacity as Chairman, is fully cognizant of his responsibilities to our stockholders.

Our Chairman, in consultation with our Lead Independent Director and each of the committee chairpersons, proposes the agenda for the Board meetings. Directors receive the agenda and supporting information in advance of the meetings. Directors may raise other matters to be included in the agenda or at the meetings. Our Chairman/CEO and other members of executive management make presentations to the Board at the meetings and a substantial portion of the meeting time is devoted to the Board’s discussion of these presentations. Executive sessions for non-management and independent directors are scheduled at each regularly scheduled Board meeting.

Directors have regular access to executive management. They may also seek independent, outside advice. The Board has established three standing committees so that certain areas can be addressed in more depth than might be possible at a full Board meeting. Committee assignments are reassessed annually. The Directors participated in Board and committee evaluations and assessments regarding 2010 performance.

Director Candidates

The Corporate Governance/Nominating Committee, which is comprised solely of independent directors, considers candidates for Board membership suggested by its members and other Board members, as well as management and stockholders.  A stockholder who wishes to recommend a prospective nominee for the Board should notify our Corporate Secretary in writing with whatever supporting material the stockholder considers appropriate pursuant to the provisions of our Bylaws relating to stockholder proposals as described in “Stockholder Nominations of Candidates for Board Membership,” below.

Once the Corporate Governance/Nominating Committee has identified a prospective nominee, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate.  This initial determination is based on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others.  The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below.  The Committee then evaluates the prospective nominee against the standards and qualifications set out in our Corporate Governance Guidelines, including:

•	Personal characteristics:
-      highest personal and professional ethics, integrity and values;
-      an inquiring and independent mind; and
-      practical wisdom and mature judgment.
•	Expertise that is useful to the Company and complementary to the background and experience of other Board members, so that an optimum balance of members on the Board can be achieved and maintained.
•	Broad training and experience at the policy-making level in business, government, education or technology.
•	Willingness to devote the required amount of time to carrying out the duties and responsibilities of Board membership.
•	Commitment to serve on the Board over a period of several years to develop knowledge about our principal operations.
•	Willingness to represent the best interests of all stockholders and objectively appraise management performance.
•	Involvement only in activities or interests that do not create a conflict with the director’s responsibilities to the Company and its stockholders.

The Committee also considers diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. The Committee does not have a formal policy with respect to diversity; however, the Board and the Committee believe that it is important that the Board members represent diverse viewpoints. In considering candidates for the Board, the Committee considers the entirety of each candidate’s credentials in the context of these standards. With respect to the nomination of continuing directors for re-election, the individual’s contributions to the Board are also considered.

The Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee or other expertise and the evaluations of other prospective nominees.  In connection with this evaluation, the Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Committee, and others as appropriate, interview prospective nominees in person or by telephone.

After completing this evaluation and interview, the Committee makes a recommendation to the full Board regarding the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee.

Risk Management

While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board assist the Board in fulfilling its oversight responsibilities in certain areas of risk. In particular, the Audit Committee focuses on financial and enterprise risk exposures, including internal controls, and discusses with management, the internal auditors, and the independent registered public accounting firm the Company’s policies with respect to risk assessment and risk management, including the risk of fraud. The Audit Committee also assists the Board in fulfilling its duties and oversight responsibilities relating to the Company’s compliance and ethics programs, including compliance with legal and regulatory requirements, and the Company's Code of Ethics.  The Compensation Committee also assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs.

Code of Ethics

We have a Code of Ethics which covers all exempt employees, officers and directors of the Company, including the principal executive officer, the principal financial officer and the controller.  The Code of Ethics is available in the “Corporate Governance” section of our website at TractorSupply.com.  We intend to post amendments to or waivers from our Code of Ethics (to the extent applicable to our Directors, Chief Executive Officer, principal financial officer or controller) at this location on our website.

Communications with Members of the Board

Stockholders interested in communicating directly with members of our Board may do so by writing to our Corporate Secretary, c/o Tractor Supply Company, 200 Powell Place, Brentwood, Tennessee  37027.  As set forth in our Corporate Governance Guidelines, our Corporate Secretary reviews all such correspondence and regularly forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or committees thereof or that the Corporate Secretary otherwise determines requires their attention.  Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board and request copies of any such correspondence.  Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of our internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Board Member Attendance at Annual Meeting

We strongly encourage each member of the Board to attend each Annual Meeting of Stockholders. All of our incumbent Directors attended the 2010 Annual Meeting.

Director Stock Ownership Guidelines

Each member of the Board is expected to acquire, within a five-year period, and continue to hold shares of the Company’s common stock having an aggregate market value which equals or exceeds a factor of 5x the director’s annual retainer.

Once the target ownership level is achieved by a director, that director will not be required to acquire any additional shares in the event the stock price is lower, provided the underlying number of shares remain held by the director.

The Compensation Committee evaluates compliance with this policy annually.  The Compensation Committee and the Board of Directors, in their sole discretion, may waive or extend the time for compliance with this policy.  Factors which may be considered include, but are not limited to, non-compliance due to limitations on ability to purchase resulting from blackout periods and the personal financial resources of the director.

Compensation Committee Interlocks and Insider Participation

Ms. Morris, Mr. Adams, Mr. Frost and Ms. Jamison served on the Compensation Committee of the Board during 2010. There are no, and during 2010 there were no, interlocking relationships between any officers of the Company and any entity whose directors or officers serve on the Compensation Committee, nor did any of our current or past officers or employees serve on the Compensation Committee during 2010.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES.

ITEM 2 –   AMENDMENT TO CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK

The Company’s Certificate of Incorporation currently authorizes the issuance of 100,000,000 shares of common stock, par value of $.008 per share (the “Common Stock”). As of December 25, 2010, 72,775,862 shares of Common Stock were issued and outstanding. On February 3, 2011, the Board of Directors unanimously approved and adopted, subject to stockholder approval, a proposed amendment to the Company’s Certificate of Incorporation, providing for an increase in the authorized number of shares of Common Stock from 100,000,000 to 200,000,000. Approval of the amendment to the Company’s Certificate of Incorporation requires the affirmative vote of a majority of the Company’s Common Stock entitled to vote at the Meeting.

If this proposal is approved by the Company’s stockholders at the Meeting, the amendment to the Certificate of Incorporation will become effective upon the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware, which filing is expected to take place shortly after the Meeting. The Board believes that it is in the best interests of the Company and all of its stockholders to amend the Certificate of Incorporation to increase the authorized shares of Common Stock.

Except as set forth below, the relative rights of the holders of Common Stock under the Certificate of Incorporation would remain unchanged. Article Fourth of the Certificate of Incorporation, as amended by the proposed amendment, is set forth below:

“FOURTH: CAPITAL STOCK. The total number of shares of stock that the Corporation shall have authority to issue is 200,040,000 shares of capital stock, of which (a) 200,000,000 shares shall be of a class designated “Common Stock,” par value $.008 per share, and (b) 40,000 shares shall be of a class designated “Preferred Stock,” par value $1.00 per share (of which 20,000 shares shall be of a series designated “Series B Preferred Stock”).”

The primary reason the Company is seeking to increase the number of authorized shares is that the Company declared a two-for-one stock split of its Common Stock during 2010.  As a result of the stock split, the number of outstanding shares of Common Stock increased in September 2010 to approximately 72.6 million from approximately 36.3 million.  The Board of Directors believes that the current level of authorized capital stock constrains the Company’s ability to declare future stock splits and pursue strategies intended to support its planned growth and to enhance stockholder value. The Board of Directors considers the proposed increase in the number of authorized shares of Common Stock desirable because it would give the Company the necessary flexibility to issue Common Stock in connection with stock dividends and splits, acquisitions, equity financings, equity-based incentive plans and for other general corporate purposes. The Company currently has no oral or written plans, arrangements or understandings for the issuance of the additional shares of Common Stock to be authorized pursuant to this proposal.

The amendment to the Company’s Certificate of Incorporation will ensure that the Company will continue to have an adequate number of authorized and unissued shares of Common Stock available for future use. As is the case with the shares of Common Stock which are currently authorized but unissued, if this amendment to the Company’s Certificate of Incorporation is adopted by the stockholders, the Board of Directors will have authority to issue additional shares of Common Stock from time to time without further action on the part of stockholders except as may be required by applicable law or by the rules of any stock exchange or market on which the Company’s securities may then be listed or authorized for quotation.

The additional number of authorized shares could have the effect of making it more difficult for a third party to take over the Company in a transaction not approved by the Board of Directors. Stockholders do not have any preemptive or other rights to subscribe for any shares of Common Stock which may in the future be issued by the Company.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY VOTE “FOR” THE PROPOSAL TO AMEND THE COMPANY’S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

ITEM 3 – NON-BINDING, ADVISORY VOTE ON APPROVAL OF EXECUTIVE COMPENSATION

Background of the Proposal

The Dodd-Frank Act requires all public companies, beginning with their stockholder meetings on or after January 21, 2011, to hold a separate non-binding, advisory stockholder vote to approve the compensation of executive officers as described in the “Compensation Discussion and Analysis”, the executive compensation tables and any related information in each such company’s Proxy Statement (commonly known as a “Say on Pay” proposal).

Executive Compensation

As discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement beginning on page 17, the Board believes that our current executive compensation programs directly link executive compensation to our financial performance and align the interests of our executive officers with those of our stockholders. Our Board also believes that our executive compensation programs provide our executive officers with a balanced compensation package that includes a reasonable base salary along with annual and long-term incentive compensation programs that are based on the Company’s financial performance. These incentive programs are designed to reward our executive officers on both an annual and long-term basis if they attain specified target goals, the attainment of which do not require the taking of an unreasonable amount of risk.

The “Compensation Discussion and Analysis” discussion includes additional details about our executive compensation programs.  In light of this discussion, the Company believes that its compensation of the Named Executive Officers for fiscal 2010 was appropriate and reasonable, and that its compensation programs and practices are sound and in the best interests of the Company and its stockholders.  The Say on Pay proposal is set forth in the following resolution:

RESOLVED, that the stockholders of Tractor Supply Company approve, on an advisory basis, the compensation of its named executive officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and any related information found in the Proxy Statement of Tractor Supply Company.

Because your vote on this proposal is advisory, it will not be binding on the Board or the Company. However, the Compensation Committee and the Board of Directors will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF EXECUTIVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT, PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

ITEM 4 – NON-BINDING, ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTE ON APPROVAL OF EXECUTIVE COMPENSATION

Background of the Proposal

The Dodd-Frank Act also requires all public companies, beginning with their stockholder meetings on or after January 21, 2011, to permit a separate non-binding, advisory stockholder vote with respect to the frequency of the vote on the Say on Pay proposal thereafter. Companies must give stockholders the choice of whether to cast an advisory vote on the Say on Pay proposal every year, every two years or every three years (commonly known as the “Frequency Vote on Say on Pay”). Stockholders may also abstain from making a choice, pursuant to proposed rules recently issued by the SEC. After such initial votes are held, the Dodd-Frank Act requires all public companies to submit to their stockholders no less often than every six years thereafter the Frequency Vote on Say on Pay.

Frequency Vote on Say on Pay

As discussed above, the Board of Directors believes that our current executive compensation programs directly link executive compensation to our financial performance and align the interests of our executive officers with those of our stockholders. The Board believes that giving our stockholders the right to cast an advisory vote every year on their approval of the compensation arrangements of our named executive officers is a good corporate governance practice and is in the best interests of our stockholders, by allowing our stockholders to provide us with their input on our executive compensation philosophy, policies and practices as disclosed in our Proxy Statement every year.

Although the Board recommends that the Say on Pay proposal be voted on every year, our stockholders will be able to specify one of four choices for the frequency of the vote on the Say on Pay proposal as follows: (i) one year, (ii) two years, (iii) three years or (iv) abstain.  Stockholders are not voting to approve or disapprove of the Board’s recommendation of an annual vote on the Say on Pay Proposal.

The option of one year, two years or three years that receives the highest number of votes cast by our stockholders will be the frequency for the advisory vote on executive compensation that has been selected by our stockholders. However, because this vote is advisory and will not be binding on the Board or the Company, the Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THE SELECTION OF ONE YEAR AS YOUR PREFERENCE FOR THE FREQUENCY WITH WHICH STOCKHOLDERS ARE PROVIDED AN ADVISORY VOTE ON EXECUTIVE COMPENSATION.

REPORT OF THE AUDIT COMMITTEE

The Company’s Audit Committee consists of four directors.  The Board has adopted a charter that governs the Audit Committee.  The Audit Committee charter can be found on the Company’s website at TractorSupply.com.  The members of the Audit Committee are George MacKenzie (Chairperson), William Bass, Jack C. Bingleman and Cynthia T. Jamison, and each is “independent” as defined by the listing standards of the NASDAQ Global Select Market and applicable SEC regulations.

Company management is primarily responsible for the Company’s financial statements and financial reporting process, including assessing the effectiveness of the Company’s internal control over financial reporting.   Ernst & Young LLP, the Company’s independent registered public accounting firm for fiscal 2010, is responsible for planning and carrying out annual audits and quarterly reviews of the Company’s financial statements in accordance with standards established by the Public Company Accounting Oversight Board, expressing an opinion on the conformity of the Company’s audited financial statements with United States generally accepted accounting principles, and auditing and reporting on the effectiveness of the Company’s internal control over financial reporting.  The Audit Committee monitors and oversees these processes and is responsible for the appointment, compensation and oversight of the Company’s independent registered public accounting firm.  The Company also has an Internal Audit Department that is actively involved in examining and evaluating the Company’s financial, operational, and information systems activities and reports functionally to the Chair of the Audit Committee and administratively to management.

To fulfill our responsibilities, we did the following:

·	We reviewed and discussed with Company management and the independent registered public accounting firm the Company’s consolidated financial statements for the fiscal year ended December 25, 2010 and all interim quarters in fiscal 2010.
·	We reviewed management’s representations to us that those consolidated financial statements were prepared in accordance with United States generally accepted accounting principles.
·	We met periodically with the Company’s Vice President of Internal Audit, with and without management present, to discuss the results of Internal Audit’s examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.
·	We discussed with the independent registered public accounting firm the matters that Statement on Auditing Standards No. 61 “Communications with Audit Committees”, as amended (AICPA, Professional Standards, vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in rule 3200T, rules of the SEC, and other standards require them to discuss with us, including matters related to the conduct of the audit of the Company’s consolidated financial statements.
·	We received written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and we have discussed with Ernst & Young LLP its independence from the Company and its management.
·	We considered whether Ernst & Young LLP’s provision of non-audit services to the Company is compatible with maintaining its independence from the Company and its management.
·	We determined that it is in the best interests of the Company and its stockholders to conduct a Request for Proposal process for audit services for 2011.

The Audit Committee meets with the Company’s independent registered public accounting firm, with and without management present, to discuss the results of the audit of the financial statements, the audit of the effectiveness of the Company’s internal control over financial reporting, management’s progress in assessing the effectiveness of the Company’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, and the overall quality of the Company’s financial reporting.

Based on the discussions we had with management and the independent registered public accounting firm, the independent registered public accounting firm’s disclosures and letter to us, the representations of management to us and the report of the independent registered public accounting firm, we reviewed the Company’s audited consolidated financial statements for fiscal 2010 and recommended to the Board of Directors that such audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 25, 2010 for filing with the SEC.

The Audit Committee submits this report:

George MacKenzie, Chairperson	Jack C. Bingleman
William Bass	Cynthia T. Jamison

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM INFORMATION

General Information

Ernst & Young LLP has served as the Company’s independent registered public accounting firm since 2001 and served as such for fiscal 2010.  The Audit Committee has determined that it is in the best interests of the Company and its stockholders to put the Company’s audit services through a Request for Proposal process for fiscal 2011.  As a result, the Company’s stockholders are not being asked to ratify the appointment of any auditor as the Company's independent registered public accounting firm for fiscal 2011, as the process has not been completed and a selection has not yet been made by the Audit Committee.  Stockholder ratification of the Audit Committee’s appointment of the Company’s independent registered public accounting firm is not required by the Company’s bylaws or otherwise and will not be sought in connection with the appointment of the Company’s accounting firm for fiscal 2011. It is anticipated that stockholder ratification will be sought on the Audit Committee’s appointment of the Company’s independent registered public accounting firm for fiscal 2012.

Representatives of Ernst & Young LLP will attend the Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions from stockholders.

Fees Paid to Independent Registered Public Accounting Firm

Fees billed by the Company’s independent registered public accounting firm, for the last two fiscal years, were as follows:

	2010	2009
Audit fees	$880,668	$834,309
Audit-related fees	--	--
Tax fees (1)	55,000	--
All other fees (2)	1,995	1,960
__________________
(1)	Amounts reflect fees incurred for tax compliance and tax advice.
(2)	Amounts reflect license fees for online research tools.

All other services were pre-approved by the Audit Committee, which concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm.  This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee.

From time to time, the Audit Committee may pre-approve specific types of services that are expected to be provided by our independent registered public accounting firm during the next 12 months.  Any such pre-approval is detailed as to the particular services to be provided and is also generally subject to a maximum dollar amount.

The Committee’s practice is to consider for approval, at its regularly scheduled quarterly meetings, all audit and non-audit services proposed to be provided by our independent registered public accounting firm.  In certain limited situations, the chairperson of the Committee has been delegated authority to consider and, if appropriate, approve audit and non-audit services or, if in the chairperson’s judgment it is considered appropriate, to call a special meeting of the Committee for that purpose.

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

The Compensation Discussion and Analysis (the “CD&A”) is based on the disclosure rules adopted by the SEC and is intended to provide stockholders information about the Company’s compensation practices in a way that will make it easier to compare compensation earned by our executives with compensation earned by executives at other public companies and to understand our rationale and decision-making process.  It should be read in conjunction with the Summary Compensation Table, related tables and narrative disclosures.  The CD&A contained in this Proxy Statement has been discussed with management.  In reliance on the reviews and discussions referred to above, the Compensation Committee recommended to the Board that the CD&A be included in the Proxy Statement for the Meeting for filing with the SEC.

By the Compensation Committee of the Board of Directors:

Edna K. Morris, Chairperson	Richard W. Frost
Johnston C. Adams	Cynthia T. Jamison

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our compensation programs are intended to align our executives’ interests with those of our stockholders.  In line with our pay for performance philosophy, a significant portion of each executive’s pay is at risk and only earned upon the achievement of performance goals designed to promote above-average earnings growth. Our compensation programs include both short-term and long-term incentives tied to performance factors that influence stockholder value, such as net income, earnings per share and stock price performance.  For 2010, 83% of the target pay mix for the Chief Executive Officer and 74% of the target pay mix for the other Named Executive Officers was incentive compensation.

Despite persistent weakness in the overall U.S. economy, Tractor Supply delivered strong financial results in fiscal 2010, as evidenced by the following highlights:

• Net income increased 40.3% to $168.0 million
• Earnings per share increased 38.0% to $2.25
• Sales increased 13.5% to $3.64 billion
• Return on invested capital increased from 19.6% to 23.6%
• Stock price increased 79.1% from $27.02 (split adjusted) to $48.40
• Total stockholder return of 84.6%(1) and 39.6%(1) on a 1-year and 3-year basis exceeded our industry group median performance of 27.5%(2) and 8.6%(2), respectively

__________________
(1)	Tractor Supply Company figures provided by Standard & Poor’s Research Insight as of 12/31/2010.
(2)	ISS Industry Group US Medians for Performance-Related Policy published as of 12/31/2010. These median values apply to Russell 3000 companies with fiscal years ending 11/15/2010 to 2/14/2011.

Please see “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in our Annual Report on Form 10-K for a more detailed description of our fiscal year 2010 financial results.

These excellent financial and stockholder results are reflected in the compensation earned by our executive officers in 2010, as evidenced by the following highlights:

▪
Annual cash incentives are tied to the achievement of budgeted net income.  The 40.3% increase in fiscal 2010 net income resulted in annual incentive awards being paid at the maximum level in 2010.   Budgeted net income for 2010 was $132.7 million.  Actual performance for 2010 was net income of $168.0 million, or 126.6% of plan, but awards were capped at 110% of plan ensuring incremental profits accrued to the benefit of the Company and its stockholders.

▪
Long-term cash incentives are tied to earnings per share and were earned at maximum levels in 2010 based on the achievement of growth in earnings per share of 38.0%, which was substantially higher than the cap of 13% for the 2010 plan.

▪
Long-term equity incentives (stock options and restricted stock units) make up a significant portion of each executive’s compensation and are tied directly to stock price.  These incentives increased in value commensurate with the increase in value for stockholders.  In addition, the retention strength of the program improved, as measured by the value of outstanding cash and equity awards that are not yet vested and therefore would be forfeited upon a voluntary resignation.

These performance and pay results are indicative of the linkage between the Company’s business strategy and pay philosophy – to be a best-in-class performer driven by best-in-class talent that has a vested interest in our collective success.  It is also indicative of our overall sound governance principles with respect to executive compensation, as evidenced by the following highlights:

•
Oversight by a fully independent and active Compensation Committee operating under a clearly defined charter with the assistance of an independent compensation consultant reporting directly to the Committee.

•	Emphasis on performance-based pay opportunities under thoughtfully-designed incentive programs that appropriately balance risk and reward.

•
Adoption of “best practices” where appropriate and effective for the Company (e.g. we recently adopted a clawback policy for executive incentive compensation, have robust stock ownership requirements for executives and outside directors, insider stock sale restrictions requiring pre-notification to the Company and prohibitions against short sales, put or call options, etc. in Company stock).

•
Avoidance or elimination of “problematic practices” that are not aligned with the Company’s pay strategy or governance principles (e.g. we do not have excessive perquisites or tax gross-ups on perquisites and we eliminated gross-ups on change-in-control payments from the Chairman/CEO’s change-in-control agreement in 2010 and agreed not to enter into any new or materially amended agreements with executive officers providing gross-ups on change-in-control payments).

Total Compensation Program Philosophy, Objectives and Targets

Philosophy

The Compensation Committee and management seek to build stockholder value by establishing compensation systems that attract, retain and motivate the performance and continuity of the right leadership team. We want to reward outstanding performance by our executive officers when that performance results in value creation for our stockholders.  On behalf of the Board of Directors, the Compensation Committee reviews the philosophy and objectives on a regular basis to ensure they are aligned with the Company’s strategic, organizational and cultural goals, as well as to maintain a competitive position within the marketplace.

Objectives

The Compensation Committee and management believe that the Company’s compensation practices support the following objectives:

•
Pay for Performance.  A key objective of our compensation practices is the alignment of pay with the Company’s long-term and short-term performance and increases in stockholder value.  We expect outstanding performance from our management team and believe it is appropriate to pay for outstanding results.  As a result, a significant portion of each executive’s pay is at risk and only earned upon the achievement of performance goals established at the beginning of the fiscal year.  Annual cash incentives for executives are based on the achievement of budgeted net income for the fiscal year.  The short-term cash incentive plan is designed so that executives do not earn a bonus unless a minimum of 90% of the budgeted net income is achieved and then receive only a percentage of the targeted amount up to 100% with a cap of 110% of the budgeted amount. We believe the relatively high minimum threshold reinforces the linkage between pay and performance.  We believe the bonus cap at 110% of budgeted net income serves to discourage executives from taking excessive risk and benefits our stockholders by limiting compensation expense, resulting in higher net income in years such as 2010 when actual net income exceeds 110% of plan.

•
Stockholder Alignment.  We provide stock-based and cash incentives to further align the interests of the Company’s executive officers with its stockholders.  A significant portion of our incentive compensation is tied to performance factors that influence stockholder value such as earnings per share, net income and stock price performance.

•
Strategic Business Plan Alignment.  The Company puts in place each year a strategic business plan with both long-term and short-term goals, designed to promote appropriate risk-taking by our executives.  The Company’s compensation programs support and enable the achievement of the goals in the plan by holding our leaders accountable for building and maintaining a strong, performance-based culture that motivates and rewards key talent to build successful careers with Tractor Supply.

•
Cultural Alignment.  We believe our Company’s culture is unique.  We implement compensation practices that we believe support the Company’s culture and values.  Our goal is to develop and benefit from long-term loyal relationships with our Team Members, customers, vendors and stockholders.

•
Attract and Retain High Performing Leadership Talent.  Competition for exceptional management talent in our industry is intense.  As a result, we structure our compensation plans in a way that we believe will allow us to attract and retain our key executives.  For example, we use performance and time-vested incentives to encourage executives to remain with the Company and perform at high levels.

Targets

To accomplish our objectives, we use a mix of base salary, annual incentives and long-term incentives that reward outstanding Company and individual performance and the creation of stockholder value. Each of these pay elements is discussed further below.

When setting target compensation opportunities, the Compensation Committee reviews and considers external market benchmark data for similar positions in similar organizations.  This data serves as a useful reference point and is used in conjunction with discussions regarding potential differences in the position at Tractor Supply, the performance and potential of the incumbent, and any internal equity considerations.  The Company generally seeks to position base salaries and target annual cash incentive opportunities near the 50th percentile.  For long-term incentive compensation opportunities, we seek to position the target compensation level near the 75th percentile to encourage above-average earnings growth and to keep our executives focused on the creation of stockholder value over the longer term. The Compensation Committee generally considers a range of plus or minus 10% of the targeted compensation level to be competitive and compensation more than 20% above or below the targeted compensation level to be an outlier requiring further review and consideration.

The following charts highlight the 2010 target pay mix for our Chief Executive Officer and the other four Named Executive Officers as a group:

We believe our emphasis on long-term incentive compensation opportunities serves to align our compensation program with our focus on long-term stockholder value creation.  However, we also review our annual share usage, aggregate equity plan overhang, and executive stock ownership levels to assess the overall effectiveness of this strategy.

Compensation Committee Decision-Making Process

Roles

The Compensation Committee works closely with key members of management and its compensation consultant to set the compensation for the Company’s executives. The roles played by each of these groups are as follows:

Role of the Compensation Committee – The Compensation Committee, in order to assist the Board of Directors in the discharge of its fiduciary responsibilities relating to the fair and competitive compensation of the executives of the Company:

•	Reviews and approves the Company’s compensation philosophy;
•	Reviews and approves the executive compensation programs, plans and awards;
•	Reviews and approves the compensation of the Chairman of the Board and Chief Executive Officer and all other executive management members;
•	Administers the Company’s short- and long-term incentive plans and other stock or stock-based plans.

Role of Chief Executive Officer – The CEO regularly attends Compensation Committee meetings except as otherwise directed by the Committee.  The CEO provides the Committee with his assessment of the performance of the executive management members.  The Committee, with the CEO present, discusses this input, along with the market data provided by the Committee’s external consultant.  The Committee then approves or modifies the recommendations of the CEO with respect to compensation for the other executive management members.  The CEO does not participate in the decision making regarding his own compensation and is not present when his compensation is discussed.

Role of Management – The Company’s Chief People Officer assists the CEO and coordinates with the Compensation Committee and its independent consultant.  The Company’s Chief Financial Officer and General Counsel are also involved, as requested. No other members of management are regularly involved in the executive compensation process or in executive compensation decisions.

Role of Consultants – For 2010, the Committee engaged the services of an independent, third-party consultant to provide current data, market studies and analysis (please see Role of Market Studies below) to the Committee to assist in the discharge of the Committee’s duties.  The consultant began 2010 as a principal with Hewitt Associates, and on February 1, 2010, became a partner with Meridian Compensation Partners, LLC.  The consultant reported directly to the Committee.  During 2010, the Compensation Committee conducted a search for a new executive compensation consultant and selected Pearl Meyer & Partners (PM&P).  PM&P was engaged by the Compensation Committee in October 2010 to provide consulting services relating to fiscal 2011 executive compensation. PM&P reports directly to the Compensation Committee and provides no other services to the Company.

Role of Market Studies – Each year, the Compensation Committee requests that its consultant provide an updated competitive market study.  The market study referenced by the Committee for the compensation decisions implemented in 2010 was conducted by Hewitt.  This market study compiled pay data from the following 24 companies. These companies, all of which are retailers, were chosen because we compete for the same talent and because pay data for them was available. While the peers are both larger and smaller than the Company, Hewitt used various statistical methodologies to size-adjust the data and make it appropriate for a company of our size (i.e. regression analysis).

Advance Auto Parts, Inc.	Fred’s, Inc.	PetCo Animal Supplies, Inc.
Autozone, Inc.	Genesco Inc.	PetSmart, Inc.
Bed, Bath & Beyond Inc.	Longs Drug Stores Corp.	Phillips-Van Heusen Corp.
Best Buy Co., Inc.	Lowe’s Companies, Inc.	Rent-a-Center, Inc.
Big Lots, Inc.	J.C. Penney Co.	Staples, Inc.
Bon-Ton Stores, Inc.	Macy’s, Inc.	Target Corp.
Cost Plus, Inc.	Office Depot, Inc.	The Home Depot, Inc.
Dick’s Sporting Goods, Inc.	O’Reilly Automotive, Inc.	Williams-Sonoma, Inc.

Hewitt analyzed the base salaries, cash bonuses and long-term incentives for companies in the peer group using publicly available information, as well as Hewitt’s proprietary Total Compensation Database and other industry information available to it. Hewitt provided the data directly to the Compensation Committee, with a copy to the Company’s Chief People Officer.

During 2010, the Compensation Committee worked with PM&P to revisit and revise the peer group.  The new peer group contains 18 companies and was designed to (i) position Tractor Supply closer to the median on key criteria such as revenue, market value, and number of employees, (ii) reduce the overall size dispersion (high to low) within the group, and (iii) focus on companies operating in more similar retail categories and/or markets.  Pay data from this revised peer group has been used to inform executive compensation decisions in 2011.  The new peer group list is set forth below:

Advance Auto Parts, Inc.	Dollar Tree, Inc.	O’Reilly Automotive, Inc.
Autozone, Inc.	Family Dollar Stores, Inc.	PetSmart, Inc.
Big Lots, Inc.	Fred’s, Inc.	Pier 1 Imports, Inc.
Cabelas Incorporated	Genesco Inc.	Radioshack Corporation
Collective Brands, Inc.	Hhgregg, Inc.	Rent-A-Center, Inc.
Dick’s Sporting Goods, Inc.	Jo-Ann Stores, Inc.	Williams-Sonoma, Inc.

Base Salary

Purpose
Our base salaries are structured to provide a base-line level of fixed compensation to serve as the platform for our pay-for-performance program.  This level of fixed pay is in-line with our compensation strategy and is necessary to recruit and retain top talent.

2010 Decisions
Base salaries for 2010 for our Named Executive Officers were set by our Compensation Committee by reviewing and considering (i) the experience, skills, and performance levels of individual executives, (ii) whether there were any material changes to the individual’s role and responsibilities during the year, (iii) each executive’s relative pay level against the peer group companies, (iv) internal equity among the team and with the entire company (in terms of salary increase budgets for the Company), and (v) the Chief Executive Officer's recommendations (for positions other than his own). The following table sets forth the base salary increases approved by the Committee for each Named Executive Officer in 2010:

Executive	2010 Base Salary	2009 Base Salary	Base Salary Increase $	Base Salary Increase %
James F. Wright Chairman and Chief Executive Officer	$975,051	$956,870	$18,181	1.9%
Gregory A. Sandfort President and Chief Merchandising Officer	469,800	435,000	34,800	8.0	% (1)
Stanley L. Ruta Exec. Vice President and Chief Operating Officer	416,925	408,750	8,175	2.0%
Anthony F. Crudele Exec. Vice President – Chief Financial Officer and Treasurer	409,734	401,700	8,034	2.0%
Kimberly D. Vella Senior Vice President – Chief People Officer	321,774	275,134	46,640	17.0	% (2)
__________________
(1)	The increase for Mr. Sandfort is based on a review of peer group data for his position. Mr. Sandfort was promoted from Executive Vice President to President in February 2009.
(2)	Ms. Vella was promoted to Chief People Officer in July 2010.

2010 Analysis
The 2010 base salary increases were generally a combination of performance (merit), increased responsibilities, improved internal equity, and/or achieving the desired market positioning.

Annual Cash Incentive Compensation

Purpose
Our annual cash incentive program is designed to motivate and reward our executives for successfully executing our short-term business plans and thereby achieving superior financial results.

2010 Decisions
The Compensation Committee approved the Company’s 2010 Cash Incentive Plan (the “CIP”), under which all executive officers were eligible to receive a cash bonus tied to the achievement of budgeted net income for 2010.  The following table sets forth the target award opportunities approved by the Committee for each Named Executive Officer in 2010:

Executive	2010 Target CIP as a % of Salary		2009 Target CIP as a % of Salary
James F. Wright	100.0%		100.0%
Gregory A. Sandfort	75.0	% (1)	65.0%
Stanley L. Ruta	65.0%		65.0%
Anthony F. Crudele	65.0%		65.0%
Kimberly D. Vella	55.0%		55.0%
__________________
(1)	The increase for Mr. Sandfort is based on a review of peer group data for his position. Mr. Sandfort was promoted from Executive Vice President to President in February 2009.

The range of possible 2010 bonus payments for each Named Executive Officer is shown in the Grants of Plan-Based Awards Table in the columns entitled “Threshold,” “Target” and “Maximum” under the heading entitled “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards”.

The amount of the cash bonus was calculated as a specified percentage of the officer’s annual base salary dependent upon the Company’s actual net income for the year in comparison to a Board-approved net income budget or plan.  The possible incentive amounts payable as a percentage of base salary were as indicated in the table below for the Chief Executive Officer, President, Executive Vice Presidents and Senior Vice Presidents. For attainment of a budgeted net income amount within the range of each percentage referenced below, the Company interpolates the actual bonus amount payable.

Attainment of Budgeted Net Income	Percentage of Base Salary Payable to CEO	Percentage of Base Salary Payable to President	Percentage of Base Salary Payable to EVPs	Percentage of Base Salary Payable to SVPs
Less than 90%	0	0	0	0
At 95%	62.5	46.7	40.6	34.4
At 100%	100.0	75.0	65.0	55.0
At 105%	150.0	112.5	97.5	82.5
110% or more	200.0	150.0	130.0	110.0

2010 Analysis
Annual cash incentives are tied to the achievement of budgeted net income.  In determining budgeted net income for 2010, we considered a number of factors, including general economic conditions, performance trends in our business, growth rates of comparable retailers and investor expectations.

The Company’s net income budget or plan for 2010 was net income of $132.7 million.  Actual performance for 2010 was net income of $168.0 million, or 126.6% of plan.  Because actual performance exceeded the maximum performance goal under the CIP (110% of target), cash incentive awards for 2010 performance were at the maximum payout level.

The Compensation Committee has the discretion to withhold all or a portion of the bonuses based upon subjective factors such as individual executive performance, unusual and non-recurring factors, and strategic long-term decisions affecting the Company’s performance during the year.  However, the Committee did not make any adjustments to the bonuses for 2010.

Long-Term Incentive Compensation

Purpose
Our long-term incentive program is designed to motivate and reward our executives for successfully executing our long-term business plans thereby achieving superior results for our stockholders.  These awards also serve to balance our short-term incentives by encouraging executives to work toward the creation of stockholder value over the longer term.  The program is designed to directly align executive and stockholder interests, promote executive stock ownership, and attract and retain top performers.

2010 Decisions
The long-term incentive compensation opportunity (“Target LTI Opportunity”) provided to each executive (including the Named Executive Officers) was established based on referencing the size-adjusted 75th percentile of the market for executives at our peer companies and then slotting executives into a tiered structure based on position, experience and internal equity considerations. The Targeted LTI Opportunity for 2010 was composed of the following three components:  (a) stock options constituting approximately 50% of the Targeted LTI Opportunity (which options vest pro rata annually over the subsequent three years), (b) restricted stock unit awards constituting approximately 30% of the Targeted LTI Opportunity (which vest 100% on the third anniversary of the grant date) and (c) performance cash opportunities constituting approximately 20% of the Targeted LTI Opportunity.  The mix was modified from 2009 to increase the percentage of options from 40% to 50% and decrease the percentage of restricted stock units from 40% to 30%.  The mix was changed to increase the percentage of options because we believe options better serve to encourage growth in long-term stockholder value.  Each component of the Targeted LTI Opportunity for 2010 is discussed in more detail below.

The following table summarizes the value of the Targeted LTI Opportunity (stock options, restricted stock units and cash) for each Named Executive Officer in 2010 as compared to 2009:
Executive	2010 Value	2009 Value	Inc/(Decr) $	Inc/(Decr) %
James F. Wright	$3,711,627	$4,307,094	$(595,467)	-13.8%
Gregory A. Sandfort	1,364,586	1,020,103	344,484	33.8	% (1)
Stanley L. Ruta	982,507	1,020,103	(37,596)	-3.7%
Anthony F. Crudele	982,507	1,020,103	(37,596)	-3.7%
Kimberly D. Vella	545,843	566,720	(20,877)	-3.7%
__________________
(1)	The increase for Mr. Sandfort is based on a review of peer group data for his position. Mr. Sandfort was promoted from Executive Vice President to President in February 2009.

Timing of Long-Term Incentive Grants
As in prior years, the Compensation Committee made equity awards in February after we announced our financial results for the prior fiscal year and the Committee had the opportunity to consider our expectations and projections for the current fiscal year.  The Compensation Committee’s meeting schedule was determined in the prior fiscal year and the proximity of any awards to other significant corporate events is coincidental.  If executive officers are hired during the year, they generally receive a grant at the first Compensation Committee meeting following their hire date for an aggregate number of stock options and restricted stock units based on position.

Stock Options
Philosophy
Our Targeted LTI opportunity in 2010 included stock options, which were awarded under a stockholder-approved plan.  Because options only have value if the price of the Company’s Common Stock increases after the grant date, we believe that these awards closely align employees’ interests with those of other stockholders by encouraging growth in net income and other key performance metrics that impact stockholder value.

2010 Decisions
The following table sets forth the stock option grant values for each Named Executive Officer in 2010 as compared to 2009:

Executive	2010 Value	2009 Value	Inc/(Decr) $	Inc/(Decr) %
James F. Wright	$1,803,322	$1,671,872	$131,450	7.9	% (1)
Gregory A. Sandfort	662,988	395,972	267,016	67.4	% (2)
Stanley L. Ruta	477,345	395,972	81,374	20.6	% (1)
Anthony F. Crudele	477,345	395,972	81,374	20.6	% (1)
Kimberly D. Vella	265,204	219,989	45,215	20.6	% (1)
__________________
(1)	The increase is primarily attributable to a change in mix of Targeted LTI Opportunity: stock options increased from 40% to 50% and restricted stock units decreased from 40% to 30%.
(2)	The increase for Mr. Sandfort is due primarily to a review of peer group data for his position. A portion of the increase is also due to the change in mix of Targeted LTI Opportunity to increase stock options (as described in footnote 1 above).

All of the stock options granted in 2010 have minimum vesting periods.  The options granted vest ratably each year over a three-year period that begins on the date of grant.

How 2010 Option Grant Levels Were Determined
The Black-Scholes method was used to determine the value of the stock option portion of the Targeted LTI Opportunity.  In February 2010, the Compensation Committee granted to each Named Executive Officer the number of options set forth in the 2010 Grants of Plan-Based Awards table under the heading “All Other Option Awards:  Number of Securities Underlying Options.”

Total equity grants (stock options and restricted stock units) to all employees totaled 1.5% of common shares outstanding, which is in-line with historical peer group grant rates. Sufficient shares are available for grant under the equity plan for several more years at current grant levels.

Restricted Stock Units
Philosophy
Our Targeted LTI Opportunity in 2010 included restricted stock units, which were awarded under a stockholder-approved plan.  We believe restricted stock units align stockholder and executive interest and serve as a retention tool.  Like stock options, grants of restricted stock units are designed to reward our executive officers for creating long-term stockholder value.  Unlike stock options, however, restricted stock units represent the full value of a share of the Company’s Common Stock and have value whether or not the price of the Company’s stock goes up.

2010 Decisions
The following table sets forth the restricted stock unit grant values for each Named Executive Officer in 2010 as compared to 2009:

Executive	2010 Value	2009 Value	Inc/(Decr) $	Inc/(Decr) %
James F. Wright	$1,228,305	$1,875,222	$(646,917)	-34.5	% (1)
Gregory A. Sandfort	451,598	444,131	7,468	1.7%
Stanley L. Ruta	325,161	444,131	(118,969)	-26.8	% (1)
Anthony F. Crudele	325,161	444,131	(118,969)	-26.8	% (1)
Kimberly D. Vella	180,639	246,732	(66,092)	-26.8	% (1)
__________________
(1)	The decrease is primarily attributable to the change in mix of Targeted LTI Opportunity: restricted stock units decreased from 40% to 30% and stock options increased from 40% to 50%.

All restricted stock units granted in 2010 have minimum vesting periods.  The restricted stock units vest 100% on the third anniversary of the date of grant, subject to continued employment.

How 2010 Restricted Stock Unit Grant Levels Were Determined
The current market value of our Common Stock, discounted by 20% to take into account the risk of forfeiture, was used to determine the restricted stock unit portion of the Targeted LTI Opportunity. In February 2010, the Compensation Committee granted to each Named Executive Officer the number of restricted stock units set forth in the 2010 Grants of Plan-Based Awards listed under the heading “All Other Stock Awards: Number of Shares of Stock or Units.”

Long-Term Cash Plan
Philosophy
Our LTI Target Opportunity in 2010 included a cash component.  The Long-Term Cash Plan (“LTCP”) is designed to reward executives for increases in the Company’s earnings per share (“EPS”) performance over a three-year period based on a pre-determined growth rate established at the time of grant.  Awards under the plan are earned (or not earned) on an annual basis.

2010 Decisions
The following table sets forth the LTCP target values granted to each Named Executive Officer in 2010 as compared to 2009:

Executive	2010 Value	2009 Value	Inc/(Decr) $	Inc/(Decr) %
James F. Wright	$680,000	$760,000	$(80,000)	-10.5%
Gregory A. Sandfort	250,000	180,000	70,000	38.9	% (1)
Stanley L. Ruta	180,000	180,000	--	0.0%
Anthony F. Crudele	180,000	180,000	--	0.0%
Kimberly D. Vella	100,000	100,000	--	0.0%
__________________
(1)	The increase is based on a review of peer group data for Mr. Sandfort’s position. Mr. Sandfort was promoted from Executive Vice President to President in February 2009.

How 2010 LTCP Award Levels Were Determined
In 2010, the Compensation Committee set the following annual EPS growth rate targets:  8%, 12% and 12% for fiscal 2010, 2011 and 2012, respectively.  For 2010, the LTCP provided that amounts could be earned ratably based on an EPS growth rate between 3% and 13% (awards were capped at an EPS growth rate of 13%).

Each year is defined as a “Plan Year” and all three years combined constitute a “Performance Period”, e.g. the 2010 Performance Period is the three-year period commencing on the first fiscal day of 2010 and expiring on the last fiscal day of 2012. Annualized EPS growth will determine the amount earned for each Plan Year of the Performance Period. That amount, if any, will be credited in the first quarter of the year following the subject Plan Year. Once a participant is credited with an amount for a Plan Year, that credit cannot be diminished except as follows:  If a participant leaves the Company prior to the vesting date, no payout will occur. If a participant terminates employment before a Performance Period has ended due to death or disability, he or she will vest in awards pro rata based on the number of days employed in the Performance Period.

Earning of LTCP Awards
As discussed above and in prior year’s Proxy Statements, the Compensation Committee made grants to the Named Executive Officers in 2010, 2009 and 2008 under the LTCP.  Because the EPS growth rate was 38.0% in fiscal 2010, amounts for the 2010 Plan Year were earned at maximum levels under each of the 2010, 2009 and 2008 Performance Periods.

Deferred Compensation

The Company’s officers may elect to participate in the Executive Deferred Compensation Plan (“EDCP”). The EDCP enhances the Company’s ability to attract and retain the services of qualified persons by providing highly compensated employees a vehicle to contribute additional amounts to tax-deferred savings above the amounts they can contribute to the Company’s 401(k) Plan, which are limited by the IRS. Amounts contributed earn interest at the prime rate in effect at the beginning of each calendar year.  Please see the discussion under the heading “2010 Non-Qualified Deferred Compensation”.

Employment Agreements and Severance Benefits

The Company does not maintain a severance plan for its executives or employees, and no executive is party to an employment agreement with the Company except the Company’s Chairman and Chief Executive Officer, James F. Wright.  Effective December 21, 2010, Mr. Wright and the Company entered into an amended and restated employment agreement, which sets forth the obligations of the Company to Mr. Wright and certain rights, responsibilities and duties of Mr. Wright.  The agreement term is through December 31, 2014.  In the event that Mr. Wright’s employment is terminated by the Company without “cause” (as defined in the agreement) or by Mr. Wright for “good reason” (as defined in the agreement) or by Mr. Wright upon “retirement” (as defined in the agreement), Mr. Wright is entitled to receive severance and other benefits as described under the heading “Potential Payments Upon Termination or Change in Control.”

The amended and restated employment agreement with Mr. Wright contains covenants regarding the confidentiality of the Company’s trade secrets and non-solicitation of Company employees and non-competition with the Company for a period of two years following any termination of his employment. The severance pay that would be provided to Mr. Wright by the agreement has been deemed by the Compensation Committee to be commensurate with the value to the Company of the restrictive covenants under which Mr. Wright would operate after a separation of employment.

Mr. Wright’s amended and restated employment agreement is described in more detail under the heading “Potential Payments Upon Termination or Change in Control.”

Change in Control Benefits

It is our belief that reasonable change-in-control protections are necessary in order to recruit and retain effective executive management.  Furthermore, providing change in control benefits should increase the cooperation of executive management with respect to potential change in control transactions that may be in the best interests of all stockholders.  We also believe that each Named Executive Officer’s commitment to continued employment for six months should allow the Company sufficient time to find other qualified persons to serve in these positions, if desired, and provide an adequate transition period.

For those reasons, each of the Named Executive Officers is party to an agreement with the Company whereby, in the event the employment of such executive officer is terminated during the term of the agreement following a change of control of the Company other than (i) by the Company for Cause (as defined therein), (ii) by reason of death, disability or retirement or (iii) by the executive officer without Good Reason (as defined therein), certain severance benefits will be paid to such executive officer.  Each Named Executive Officer must commit to be employed with the Company for six months following such change in control and have agreed not to compete for a one-year period after termination of employment.

Effective April 17, 2010, we announced that we will not enter into any new or materially amended agreements with executive officers providing for the gross-up of change in control payments.  As a result, change in control gross-up payments were eliminated in the amended and restated change in control agreement entered into with Mr. Wright, effective December 21, 2010.  The change in control benefits are described in more detail under the heading “Potential Payments Upon Termination or Change in Control.”

Other Benefits

Executive management participates in the Company’s other benefit plans on the same terms as other employees.  These plans include medical, dental and vision benefits, extended sick pay, long-term disability, the Company’s Employee Stock Purchase Plan, 401(k) Plan and a 15% discount on purchases at the Company’s stores.  Officers participate in the Executive Life Insurance Plan which provides for basic term life insurance coverage up to a maximum of $1,000,000, and the Company sponsored Executive Supplemental Individual Disability Insurance program, which provides for additional disability insurance coverage above the limits of the group long-term disability plan not to exceed 60% of monthly income.

Stock Ownership Guidelines

Each member of the Management Committee (comprised of the Company’s global Vice Presidents, Senior Vice Presidents, Executive Vice Presidents and Chief Executive Officer) is expected to acquire and continue to hold shares of the Company’s Common Stock having an aggregate market value from time to time which equals or exceeds a multiple of base compensation as outlined below within a five-year period.

Title	Ownership Guideline
Chief Executive Officer	5x base compensation
President	3x base compensation
Executive Vice President	3x base compensation
Senior Vice President	2x base compensation
Vice President	1x base compensation

Once the target ownership level is achieved by an executive, that executive will not be required to acquire any additional shares in the event the stock price is lower, provided the underlying number of shares remain held by the Executive.

The Compensation Committee evaluates Named Executive Officer compliance with this policy annually.  The Compensation Committee and the Board of Directors, in their sole discretion, may waive or extend the time for compliance with this policy.  Factors which may be considered include, but are not limited to, limitations on ability to purchase resulting from blackout periods and the personal financial resources of the employee.

Compensation Risk Assessment

During 2011, the Company completed an assessment of its compensation policies, programs, and practices and the Committee’s independent consultant completed an assessment of the executive compensation program to determine whether there were any risks related to the design or operation of these plans and programs that were reasonably likely to have a material adverse effect on the Company.  The Compensation Committee reviewed and discussed these assessments, and concluded that the Company’s compensation practices and programs do not encourage excessive risk taking and are not reasonably likely to have a material adverse effect on the Company.  In reaching this conclusion, the following mitigating factors were also identified and considered:

•	Oversight by an independent and active compensation committee operating under a clearly defined charter with a detailed annual calendar and meeting schedule

•	Robust analytics to support compensation decisions (including market pay data, relative performance comparisons, executive compensation tally sheets, etc.)

•	Target pay mix consistent with industry peers and that appropriately balances fixed vs. variable, short-term vs. long-term, and cash vs. equity-based compensation

•	Appropriate caps on short-term and long-term cash incentives

•	Balanced equity grants that include stock options and restricted stock units

•	Multi-year vesting on stock-based compensation awards

•	Minimum stock ownership requirements for executives and outside directors

Executive Compensation Clawback Policy

In March 2011, the Compensation Committee adopted an executive compensation recovery policy that requires the Company to seek to recover incentive compensation as required by the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any other applicable law or regulation or the listing standards of the NASDAQ Global Select Market.

2010 SUMMARY COMPENSATION TABLE

The following table summarizes information concerning cash and non-cash compensation paid to or accrued for the benefit of the Company’s Chief Executive Officer, Chief Financial Officer and each of the three other most highly compensated executive officers of the Company who served as executive officers at the end of the fiscal year ended December 25, 2010 (the “Named Executive Officers”) for all services rendered in all capacities to the Company for the fiscal year ended December 25, 2010.   This table is presented as required by SEC rules. However, it reflects amounts that were not realized by the executives in 2010 and may be realized in completely different amounts in the future depending on a variety of factors such as performance of the business, fluctuations in share price, etc.  For example, it is required to reflect the aggregate grant date fair value of equity awards according to accounting for share-based payments, rather than amounts realized by executives as a result of the exercise of stock options or the vesting of restricted stock units.

Name and Principal Position	Fiscal Year	Salary ($) (1)	Bonus(2) ($)		Stock Awards ($) (3)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)

James F. Wright Chairman and Chief Executive Officer	2010 2009 2008	$972,254 952,621 920,740	$	-- -- 124,987	$1,228,305 1,875,222 783,150	$1,803,322 1,671,872 1,244,721	$3,182,435 2,907,740 727,045	$35,896 35,991 20,897	$7,222,212 7,443,446 3,821,540
Gregory A. Sandfort President and Chief Merchandising Officer	2010 2009 2008	$464,446 424,882 375,000	$	-- -- 74,300	$451,598 444,131 248,848	$662,988 395,972 395,528	$1,077,500 771,633 238,125	$23,833 22,438 176,380	$2,680,366 2,059,056 1,508,181
Stanley L. Ruta Exec. Vice President and Chief Operating Officer	2010 2009 2008	$415,667 403,558 375,000	$	-- -- 49,300	$325,161 444,131 248,848	$477,345 395,972 395,528	$868,136 807,508 238,125	$20,366 26,779 20,010	$2,106,676 2,077,948 1,326,811
Anthony F. Crudele Exec. Vice President – Chief Financial Officer and Treasurer	2010 2009 2008	$408,498 399,900 390,000	$	-- -- 34,589	$325,161 444,131 248,848	$477,345 395,972 395,528	$858,787 798,343 173,355	$18,113 25,183 17,610	$2,087,904 2,063,529 1,259,930
Kimberly D. Vella Senior Vice President – Chief People Officer	2010 2009 2008	$308,252 273,118 259,179	$	-- -- 43,500	$180,639 246,732 201,286	$265,204 219,989 319,912	$560,118 499,647 140,711	$20,513 20,351 16,864	$1,334,726 1,259,837 981,452
____________________
(1)
 Amounts reflect base compensation earned by the Named Executive Officers during the period indicated and not such officer’s base salary for the indicated year.  Amounts differ due to the timing of annual salary adjustments.

(2)	Amounts reflect long-term cash incentives earned by the Named Executive Officers during 2008, but not yet vested.

(3)
The amounts in the columns captioned “Stock Awards” and “Option Awards” reflect the aggregate grant date fair value of awards according to accounting for share-based payments.  For a description of the assumptions used by the Company in valuing these awards for fiscal 2010, please see Note 2 to the Company’s Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 25, 2010 filed with the SEC on February 23, 2011.

(4)
Amounts reflect incentives earned under the Company’s CIP for 2010, 2009 and 2008, and long-term cash incentives earned during 2010 and 2009 but not yet vested, in each case calculated based on the Company’s financial performance for the indicated period.  See “Compensation Discussion and Analysis.”  The 2010 amount is comprised of the following:

Name	CIP	LTCPs	Total
James F. Wright	$1,950,102	$1,232,333	$3,182,435
Gregory A. Sandfort	$704,700	$372,800	$1,077,500
Stanley L. Ruta	$542,003	$326,133	$868,136
Anthony F. Crudele	$532,654	$326,133	$858,787
Kimberly D. Vella	$353,951	$206,167	$560,118

(5)	Amounts comprised as follows:

Name	Company Contribution to 401(k) Plan	Company Contribution to Deferred Compensation Plan	Group Term Life Insurance and Disability Premiums	Perquisites and Other Personal Benefits	Total
James F. Wright	$11,025	$4,500	$20,371	$--	$35,896
Gregory A. Sandfort	$11,025	$--	$12,808	$--	$23,833
Stanley L. Ruta	$11,025	$4,500	$4,841	$--	$20,366
Anthony F. Crudele	$11,025	$4,500	$2,588	$--	$18,113
Kimberly D. Vella	$11,025	$4,500	$4,988	$--	$20,513

2010 GRANTS OF PLAN-BASED AWARDS

The following table reflects certain information with respect to awards to the Named Executive Officers to acquire shares of the Company’s Common Stock granted under the Company’s 2009 Stock Incentive Plan and to receive a cash incentive under the Company’s CIP and LTCP in fiscal 2010.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh) (4)	Grant Date Fair Value of Stock and Option Awards ($)
James F. Wright	2/03/10 (1) (2)	$243,763 136,000	$975,051 680,000	$1,950,102 1,360,000	46,864	167,818	$26.21	$3,031,627
Gregory A. Sandfort	2/03/10 (1) (2)	$88,088 50,000	$352,350 250,000	$704,700 500,000	17,230	61,698	$26.21	$1,114,586
Stanley L. Ruta	2/03/10 (1) (2)	$67,750 36,000	$271,001 180,000	$542,003 360,000	12,406	44,422	$26.21	$802,507
Anthony F. Crudele	2/03/10 (1) (2)	$66,582 36,000	$266,327 180,000	$532,654 360,000	12,406	44,422	$26.21	$802,507
Kimberly D. Vella	2/03/10 (1) (2)	$44,244 20,000	$176,976 100,000	$353,951 200,000	6,892	24,680	$26.21	$445,843
____________________

(1)	Non-equity awards, as provided in the Company’s CIP, provide for various potential thresholds, targets and maximum payouts.

(2)	Non-equity awards, as provided in the Company’s LTCP, provide for various potential thresholds, targets and maximum payouts.

(3)	Reflect awards of restricted stock units.

(4)
Options are awarded by the Compensation Committee of the Board and are priced at the average of the high and low market values on the day preceding the day of the corresponding Committee meeting at which such awards are authorized.   Options awarded to the Named Executive Officers vest ratably over a three-year period and have a ten-year life.

OUTSTANDING EQUITY AWARDS AT FISCAL 2010 YEAR-END

The following table reflects all equity awards held by the Named Executive Officers at the end of fiscal 2010:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#) (1)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($) (2)	Option Expiration Date (3)	Number of Shares or Units of Stock That Have Not Vested (#) (4)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
James F. Wright	110,000	--	--	$9.82	1/23/13	--	$--	--	$--
	90,000	--	--	$21.33	1/22/14	--	$--	--	$--
	75,000	--	--	$16.34	10/01/14	--	$--	--	$--
	120,000	--	--	$18.20	2/02/15	--	$--	--	$--
	160,000	--	--	$30.64	2/09/16	--	$--	--	$--
	119,000	--	--	$23.08	2/07/17	--	$--	--	$--
	107,106	53,554	--	$19.23	2/06/18	40,736	$1,971,622	--	$--
	82,924	165,848	--	$17.12	2/04/19	109,550	$5,302,220	--	$--
	--	167,818	--	$26.21	2/03/20	46,864	$2,268,218	--	$--

Gregory A. Sandfort	38,000	--	--	$20.24	11/05/17	--	$--	--	$--
	34,034	17,018	--	$19.23	2/06/18	12,944	$626,490	--	$--
	19,640	39,280	--	$17.12	2/04/19	25,946	$1,225,786	--	$--
	--	61,698	--	$26.21	2/03/20	17,230	$833,932	--	$--

Stanley L. Ruta	40,000	--	--	$30.64	2/09/16	--	$--	--	$--
	38,000	--	--	$23.08	2/07/17	--	$--	--	$--
	34,034	17,018	--	$19.23	2/06/18	12,944	$626,490	--	$--
	19,640	39,280	--	$17.12	2/04/19	25,946	$1,255,786	--	$--
	--	44,422	--	$26.21	2/03/20	12,406	$600,450	--	$--

Anthony F. Crudele	17,000	--	--	$24.10	9/26/15	--	$--	--	$--
	40,000	--	--	$30.64	2/09/16	--	$--	--	$--
	38,000	--	--	$23.08	2/07/17	--	$--	--	$--
	--	17,018	--	$19.23	2/06/18	12,944	$626,490	--	$--
	--	39,280	--	$17.12	2/04/19	25,946	$1,255,786	--	$--
	--	44,422	--	$26.21	2/03/20	12,406	$600,450	--	$--

Kimberly D. Vella	15,000	--	--	$21.33	1/22/14	--	$--	--	$--
	20,000	--	--	$30.64	2/09/16	--	$--	--	$--
	30,000	--	--	$23.08	2/07/17	--	$--	--	$--
	27,528	13,764	--	$19.23	2/06/18	10,470	$506,748	--	$--
	10,911	21,823	--	$17.12	2/04/19	14,414	$697,638	--	$--
	--	24,680	--	$26.21	2/03/20	6,892	$333,573	--	$--

___________________

(1)
The vesting schedule for each option award is set by the Compensation Committee at the time of grant.  Vesting can, and does, differ among the various grants, but is the same for each optionee.  The vesting for options held by Named Executive Officers and outstanding as of year-end is as follows:

Grant Date	Vesting
1/23/03, 1/22/04 and 10/01/04	1/3 annually, over first three years of life
2/02/05 and 9/26/05	1/4 annually, over second through fifth years of life
2/09/06, 2/07/07, 11/05/07, 2/06/08, 2/04/09 and 2/03/10	1/3 annually, over first three years of life

(2)
Options are awarded by the Compensation Committee of the Board and are priced at the average of the high and low market values on the day preceding the corresponding Committee meeting at which such awards are authorized.

(3)	Options awarded by the Compensation Committee are granted with a ten-year life.
(4)	Reflects awards of restricted stock units. Restricted stock unit awards vest on the third anniversary of the date of the award.

2010 OPTION EXERCISES AND STOCK VESTED

The following table reflects certain information with respect to options exercised by the Named Executive Officers during the 2010 fiscal year, as well as applicable stock awards that vested, during the 2010 fiscal year:

	Option Awards			Stock Awards
Name	Number of Shares Acquired On Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
James F. Wright	440,432	$13,946,271	34,000	$860,200
Gregory Sandfort	--	$--	11,000	$462,000
Stanley L. Ruta	100,000	$2,161,525	11,000	$278,300
Anthony F. Crudele	66,674	$1,392,316	11,000	$278,300
Kimberly D. Vella	28,942	$636,982	9,000	$227,700

(1)	The value realized equals the difference between the option exercise price and the closing price of the Company’s stock on the date of exercise, multiplied by the number of shares to which the exercise relates.

2010 NON-QUALIFIED DEFERRED COMPENSATION

The EDCP provides that designated participants may elect to defer up to 40% of their annual base salary and up to 100% of their annual incentive compensation under the CIP.  To be eligible for the salary deferral, each participant must contribute the maximum amount of salary to the Company’s 401(k) Plan subject to the Company’s match.  Under the EDCP, the participants’ salary deferral is matched by the Company, 100% on the first $3,000 of base salary contributed and 50% on the next $3,000 of base salary contributed limited to a maximum annual matching contribution of $4,500.  Each participant’s account earns simple annual interest at the prime rate in effect on January 1 of each year.  Each participant is fully vested in all amounts credited to their deferred compensation account.  Payments under the EDCP are made no earlier than six months following the earlier of the participant’s (i) death, (ii) retirement, (iii) total and permanent disability, (iv) termination of employment with the Company or (v) some other date designated by the participant at the time of the initial deferral.  Payments are made in cash and are paid in ten annual installments or in a single lump sum payment, at the election of the participant.

The following table sets forth certain information about each Named Executive Officer’s participation in the Company’s defined contribution and non-qualified deferred compensation plans in fiscal 2010:

Name	Executive Contributions in Last Fiscal Year ($) (1)	Company Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings in Last Fiscal Year ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($) (4) (5)
James F. Wright	$19,445	$4,500	$2,530	$--	$92,010
Gregory A. Sandfort	$--	$--	$--	$--	$--
Stanley L. Ruta	$96,333	$4,500	$5,453	$37,363	$192,207
Anthony F. Crudele	$28,595	$4,500	$5,593	$--	$194,057
Kimberly D. Vella	$15,415	$4,500	$770	$--	$33,914
____________________

(1)	The amounts reported in this column are included in the “2010 Summary Compensation Table” under the heading “Salary."

(2)	The amounts reported in this column are included in the “2010 Summary Compensation Table” under the heading “All Other Compensation."

(3)	The Company does not provide above-market or preferential earnings on EDCP contributions, so these amounts were not reported in the Summary Compensation Table.

(4)	Of these balances, the following amounts were reported in Summary Compensation Tables in prior year Proxy Statements: Mr. Wright $44,035; Mr. Sandfort – N/A; Mr. Ruta - $25,399; Mr. Crudele - $65,343; and Ms. Vella - $12,996.

(5)	For a description of the Company’s EDCP, please see “Compensation Discussion and Analysis” in this Proxy Statement.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Payments Made Upon Termination

If the employment of any of the Named Executive Officers (other than Mr. Wright whose rights and obligations are described below under “Payments to Mr. Wright Upon Certain Termination Events”) is voluntarily or involuntarily terminated, no additional payments or benefits will accrue or be paid other than what has accrued and is vested under the benefit plans discussed above in this Proxy Statement included under the headings “Executive Compensation,” “Compensation Discussion and Analysis” and “2010 Non-Qualified Deferred Compensation.”

Payments Made Upon Disability

Under the terms of the Company’s disability plan, the Named Executive Officers are eligible for a disability benefit that is equal to a maximum of $10,000 per month.  The definition of disability is the same as that used for the disability plan covering all employees except that a Named Executive Officer disability must preclude the subject officer’s ability to carry out only his/her executive function.  The disability benefit would be reduced by any benefits payable under Social Security or worker’s compensation.  The payments continue based on age and various Social Security qualifications.  Additionally, the Named Executive Officers are eligible for a supplemental disability benefit under the Company sponsored Executive Supplemental Individual Disability Insurance program, which provides for additional coverage above the $10,000 per month limit of the group long-term disability plan not to exceed 60% of monthly income.

Payments to Mr. Wright Upon Certain Termination Events

In the event that Mr. Wright’s employment is terminated by the Company without cause (as defined in his employment agreement) or by Mr. Wright for good reason (as defined in his employment agreement),  Mr. Wright is entitled to payment of his base salary for a period of two years, a lump sum payment equal to his then current base salary, a bonus payment equal to the aggregate bonus paid to Mr. Wright under the CIP for the two fiscal years immediately preceding the date of termination payable over a two-year period, paid health insurance benefits until the later of the second anniversary of the date of termination or such time as he and his wife reach age 65, any unpaid portion of any bonus earned under the LTCP, and outplacement services not to exceed $50,000 or for a period exceeding the earlier of one year from the termination date or the first acceptance by Mr. Wright of an offer of employment.  The Company’s obligation to make such payments will be reduced dollar-for-dollar by the amount of compensation earned by Mr. Wright from other employment during the period the Company is required to make any severance payments.  In the event that Mr. Wright retires, the agreement provides that Mr. Wright would be entitled to a lump sum payment equal to a pro rata portion of his base salary based on the number of days worked in that calendar year, any amounts earned but unpaid under the LTCP and paid health insurance benefits until the later of the second anniversary of the date of termination or such time as Mr. Wright and his wife reach age 65.  The agreement also provides that upon termination due to death, retirement (as defined in the agreement) or disability, or termination by the Company without cause or by Mr. Wright for good reason, Mr. Wright will be fully vested in all then-outstanding stock options and all then-outstanding restricted stock units of the Company and all such options shall remain exercisable until the earlier of (i) the third anniversary of the date of termination (except in the case of Mr. Wright’s death during such period, in which event his options will be exercisable until the earlier of the first anniversary of his death and the third anniversary of the date of termination) and (ii) the otherwise applicable normal expiration date of such option.  In the event of a termination for cause, Mr. Wright would receive only base salary and benefits earned through the date of termination.

Independent members of the Board of Directors negotiated the terms of the amended and restated employment agreement with Mr. Wright.  The Company and Mr. Wright were each represented by separate legal counsel for the purposes of negotiating the agreement.  The Compensation Committee of the Board of Directors reviewed and approved the terms of the amended and restated employment agreement.

The amended and restated employment agreement acknowledges that Mr. Wright is party to a Change in Control Agreement (explained in further detail below).  Mr. Wright’s amended and restated employment agreement provides that in the event of Mr. Wright’s termination following a Change in Control, Mr. Wright will be entitled to the greater of the payments and benefits that he would be entitled to receive pursuant to the Change in Control Agreement or the amended and restated employment agreement in connection with a termination for a substantially similar reason determined on a benefit by benefit basis.

Payments To Be Made Upon a Change in Control

The Company has entered into Change in Control Agreements with each Named Executive Officer.  Pursuant to these agreements, if an executive’s employment is terminated following a change in control (other than termination by the Company for cause or by reason of death or disability) or if the executive retires or terminates his employment in certain circumstances defined in the agreement which constitute “good reason”, the Named Executive Officer will receive:

•
the equivalent of 2x- or 1.5x- the annual base salary and target annual bonus pursuant to any annual bonus or incentive plan for the year in which the date of termination falls or, if higher, the year in which the change in control occurs (two times for Mr. Wright and 1.5 times for Messrs. Crudele, Ruta and Sandfort and Ms. Vella) payable in a lump sum, in cash;

•	provision of existing life, disability and medical benefits for a period of two years beyond the date of termination;
•	outplacement services for a period of one year or, if earlier, the first acceptance by the Named Executive Officer of an offer of employment;
•	a pro rata portion of the named Executive Officers’ target annual bonus under any bonus plan through the date of termination payable in a lump sum, in cash;
•
the stock options outstanding at the date of termination will become fully vested and continue to be exercisable for a period of two years beyond the date of termination or, at the Company’s election, may be canceled upon lump sum payment of the cash equivalent of the excess of the fair market value of the related options; and

•
the restricted stock units outstanding at the date of termination will become fully vested or, at the Company’s election may be canceled upon lump sum payment of the cash equivalent of the fair market value of the related stock.

Further, each agreement, other than Mr. Wright’s, provides for an additional “gross-up” payment to cover applicable excise tax and any federal, state, and local income and employment taxes related to the “gross-up” payment. The Company eliminated the “gross-up” provision from Mr. Wright’s agreement in 2010 and has agreed to eliminate the “gross-up” provisions in executive agreements or material amendments executed after April 27, 2010.

In the Change in Control Agreements, the Named Executive Officers have agreed to remain in the employ of the Company for at least six months following a change in control unless the Named Executive Officer resigns for good reason, dies, becomes disabled, retires or is terminated by the Company.  In addition, each Named Executive Officer has agreed, for a period of one year following termination of employment by the Company, to not compete with the Company’s business, solicit or hire any of the Company’s employees, disparage the Company or disclose any confidential information or trade secrets of the Company.

Other than as noted above, the Change in Control Agreements for each of the Named Executive Officers are substantially similar and expire in June 2012.

Pursuant to the agreements, a change in control is deemed to occur upon (1) any person becoming the beneficial owner, directly or indirectly, of more than 35% of the combined voting power of the Company; or (2) any change in the majority of the Board of Directors during any two consecutive years during the term; or (3) consummation of a reorganization, merger or consolidation of the Company whereby more than 50% of the combined voting power of the then outstanding shares of the Company changes; or (4) a sale or disposition of all or substantially all of the assets of the Company (unless such sales do not result in a change in the proportional ownership existing immediately prior to such sale or disposition).

The following tables show potential payments to our Named Executive Officers under currently existing contracts, agreements, plans or arrangements, for various scenarios involving a change-in-control or termination of employment of each of our Named Executive Officers, assuming a December 25, 2010 termination date:

James F. Wright
Executive Payments Upon Termination	Voluntary Termination or Early Retirement		Normal Retirement		Voluntary Termination for Good Reason or Involuntary Termination Without Cause		Involuntary Termination With Cause	Change in Control		Death or Disability
Base salary (1)	$--		$975,051		$2,925,153		$--	$2,925,153		$--
Non-equity incentive	$--		$2,136,319	(2)	$4,777,104	(3)	$--	$5,061,472	(3)	$2,136,319	(2)
Stock options and restricted stock units (vesting accelerated) (5)	$1,562,438	(6)	$20,016,939		$20,016,939		$--	$20,016,939		$20,016,939
Health and welfare benefits (7)	$--		$38,708		$38,708		$--	$62,816		$--
Life insurance benefits (8)	$--		$--		$--		$--	$2,160		$--
Outplacement services	$--		$--		$50,000	(9)	$--	$50,000	(10)	$--
Excise tax and gross-up	$--		$--		$--		$--	$--		$--

Gregory A. Sandfort
Executive Payments Upon Termination	Voluntary Termination or Early Retirement	Normal Retirement	Voluntary Termination for Good Reason or Involuntary Termination Without Cause	Involuntary Termination With Cause	Change in Control	Death or Disability
Base salary (1)	$--	$--	$--	$--	$704,700	$--
Non-equity incentive (4)	$--	$--	$--	$--	$1,352,542	$628,347
Stock options and restricted stock units (vesting accelerated) (5)	$--	$--	$--	$--	$5,810,718	$5,810,718
Health and welfare benefits (7)	$--	$--	$--	$--	$35,108	$--
Life insurance benefits (8)	$--	$--	$--	$--	$1,620	$--
Outplacement services (10)	$--	$--	$--	$--	$20,000	$--
Excise tax and gross-up	$--	$--	$--	$--	$886,907	$--

Stanley L. Ruta
Executive Payments Upon Termination	Voluntary Termination or Early Retirement		Normal Retirement		Voluntary Termination for Good Reason or Involuntary Termination Without Cause	Involuntary Termination With Cause	Change in Control	Death or Disability
Base salary (1)	$--		$--		$--	$--	$625,388	$--
Non-equity incentive (4)	$--		$--		$--	$--	$1,090,836	$581,680
Stock options and restricted stock units (vesting accelerated) (5)	$496,500	(6)	$496,500	(6)	$--	$--	$5,193,838	$5,193,838
Health and welfare benefits (7)	$--		$--		$--	$--	$14,487	$--
Life insurance benefits (8)	$--		$--		$--	$--	$1,620	$--
Outplacement services (10)	$--		$--		$--	$--	$20,000	$--
Excise tax and gross-up	$--		$--		$--	$--	$--	$--

Anthony F. Crudele
Executive Payments Upon Termination	Voluntary Termination or Early Retirement	Normal Retirement	Voluntary Termination for Good Reason or Involuntary Termination Without Cause	Involuntary Termination With Cause	Change in Control	Death or Disability
Base salary (1)	$--	$--	$--	$--	$614,601	$--
Non-equity incentive (4)	$--	$--	$--	$--	$1,079,151	$566,856
Stock options and restricted stock units (vesting accelerated) (5)	$--	$--	$--	$--	$5,029,570	$5,029,570
Health and welfare benefits (7)	$--	$--	$--	$--	$19,297	$--
Life insurance benefits (8)	$--	$--	$--	$--	$1,620	$--
Outplacement services (10)	$--	$--	$--	$--	$20,000	$--
Excise tax and gross-up	$--	$--	$--	$--	$703.838	$--

Kimberly D. Vella
Executive Payments Upon Termination	Voluntary Termination or Early Retirement	Normal Retirement	Voluntary Termination for Good Reason or Involuntary Termination Without Cause	Involuntary Termination With Cause	Change in Control	Death or Disability
Base salary (1)	$--	$--	$--	$--	$482,661	$--
Non-equity incentive (4)	$--	$--	$--	$--	$704,939	$387,450
Stock options and restricted stock units (vesting accelerated) (5)	$--	$--	$--	$--	$3,169,912	$3,169,912
Health and welfare benefits (7)	$--	$--	$--	$--	$26,415	$--
Life insurance benefits (8)	$--	$--	$--	$--	$1,620	$--
Outplacement services (10)	$--	$--	$--	$--	$20,000	$--
Excise tax and gross-up	$--	$--	$--	$--	$--	$--
___________________

(1)	Amount reflects the contractual multiple of base salary. The Company has no established policy or practice pertaining to severance pay in the event of termination.

(2)	Reflects amounts earned but unpaid under the LTCP.

(3)	Reflects the aggregate bonus paid to Mr. Wright under the CIP for the two fiscal years immediately preceding the date of termination and amounts earned but unpaid under the LTCP.

(4)	Amount reflects the contractual multiple of the target cash incentive as set forth in the CIP and LTCP and amounts earned but unpaid under the LTCP. The Company has no established policy or practice pertaining to severance pay for bonuses in the event of termination.

(5)	Amount includes the value of options computed by multiplying (i) the difference between (a) $48.40, the closing price of a share of our Common Stock on December 23, 2010, the last business day of fiscal 2010 and (b) the exercise price per share for each option grant by (ii) the number of unvested shares subject to that option grant. Amount includes restricted stock units valued at $48.40, the closing price of a share of our Common Stock on December 23, 2010, the last business day of fiscal 2010.

(6)	Amount represents the value (see Note 4 above) of unvested shares that would accelerate upon retirement. Option awards issued on February 8, 2008 contain a retirement provision that allows for accelerated vesting if the NEO has reached the age of 55 and has completed 10 years of service with the Company. Mr. Wright and Mr. Ruta have satisfied these requirements. No other unvested shares contain this retirement provision.

(7)	Amount reflects the aggregate total cost for continuation of insurance benefits (i.e. medical, dental and disability) for the contractual duration of the respective agreements.

(8)	Amount reflects the aggregate total cost for continuation of insurance benefits (i.e. life, AD&D) for the contractual duration of the respective agreements.

(9)	Amount assumes the maximum for outplacement services for the contractual duration of Mr. Wright’s employment agreement.

(10)	Amount estimated.

RELATED-PARTY TRANSACTIONS

The Board of Directors of the Company has adopted a written policy which provides that any transaction between the Company and any of its directors, officers, or principal stockholders or affiliates thereof must be on terms no less favorable to the Company than could be obtained from unaffiliated parties and must be approved by vote of a majority of the appropriate committee of the Board of Directors, each of which is comprised solely of independent directors of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors and persons who beneficially own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the SEC.  A copy of each report is furnished to us.

SEC regulations require us to identify in our Proxy Statement those individuals for whom any such report was not filed on a timely basis during the most recent fiscal year.  To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during fiscal 2010, all Directors, executive officers and greater than 10% beneficial owners have complied with all applicable Section 16(a) filing requirements except for one late Form 4 filing for each of George MacKenzie, James F. Wright and Gregory A. Sandfort.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of February 14, 2011, by (i) each person who is known by the Company to be the beneficial owner of more than 5% of the Company's outstanding Common Stock; (ii) each director or person nominated to be a director; (iii) each Named Executive Officer; and (iv) all directors and executive officers of the Company as a group.  The determinations of "beneficial ownership" of the Common Stock are based upon responses to Company inquiries that cited Rule 13d-3 under the Securities Exchange Act of 1934, as amended.  Such rule provides that shares shall be deemed to be "beneficially owned" where a person has, either solely or in conjunction with others, the power to vote or to direct the voting of shares and/or the power to dispose, or to direct the disposition, of shares; or where a person has the right to acquire any such beneficial ownership within 60 days after the date of determination.  Except as disclosed in the notes to the table, each named person has sole voting and investment power with respect to the number of shares shown as beneficially owned by him.  There were 72,999,627 shares of Common Stock outstanding on February 14, 2011.  The amounts in the table have been adjusted to reflect the Company’s two-for-one stock split effected on September 2, 2010.

Name of Beneficial Owner	Number of Shares	Number of Option Shares and RSUs(1)	Percent of Class (2)
Capital Research Global Investors (3)	5,062,200	--	6.9%
BlackRock, Inc. (4)	3,701,014	--	5.1%
Johnston C. Adams	4,076	12,852	*
William Bass	576	13,352	*
Peter D. Bewley	--	--	*
Jack C. Bingleman	47,576	21,498	*
Richard W. Frost	2,576	12,882	*
Cynthia T. Jamison	12,560	14,498	*
Gerard E. Jones	14,980	17,498	*
George MacKenzie	1,932	12,878	*
Edna K. Morris	14,694	25,498	*
James F. Wright	274,386	1,041,612	1.8%
Gregory A. Sandfort	35,365	148,898	*
Stanley L. Ruta	71,837	59,288	*
Anthony F. Crudele	25,335	133,465	*
Kimberly D. Vella	15,132	136,340	*

All directors and executive officers as a group (13 persons)	521,025	1,650,559	2.9%
__________________
*       Less than 1% of outstanding Common Stock.

(1)	Reflects the number of shares that could be purchased by exercise of options exercisable on February 14, 2011 or within 60 days of February 14, 2011 and the number of shares underlying restricted stock units which vest within 60 days of February 14, 2011.

(2)	Pursuant to the rules of the SEC, shares of Common Stock that an individual owner has a right to acquire within 60 days pursuant to the exercise of stock options or vesting of restricted stock units are deemed to be outstanding for the purpose of computing the ownership of that owner and for the purpose of computing the ownership of all directors and executive officers as a group, but are not deemed outstanding for the purpose of computing the ownership of any other owner.

(3)
Based solely on information set forth in a Schedule 13G/A filed with the SEC on February 10, 2011, these shares are owned by accounts for which Capital Research and Management Company serves as investment advisor.  Such Schedule 13G/A indicated that Capital Research Global Investors had sole power to vote and direct the investment in all of such 5,062,200 shares. Capital Research Global Investors’ address is 333 South Hope Street, 55th Floor, Los Angeles, California 90071.

(4)	Based solely on information set forth in Schedule 13G filed with the SEC on February 9, 2011, these shares are owned by accounts for which BlackRock serves as investment advisor. Such Schedule 13G indicated that BlackRock had sole power to vote and direct the investment in all of such 3,701,014 shares. BlackRock’s address is 40 East 52nd Street, New York, NY 10022.

STOCKHOLDER PROPOSALS

Stockholders who desire to submit to the Company proposals for possible inclusion in the Company’s proxy materials for the 2012 Annual Meeting of Stockholders must submit such proposals in writing by November 17, 2011 to the Corporate Secretary of the Company at 200 Powell Place, Brentwood, Tennessee 37027.

For a stockholder proposal that is not intended to be included in the Company's proxy materials but is intended to be raised by the stockholder from the floor at the 2012 Annual Meeting of Stockholders, the stockholder must provide timely advance notice in accordance with the Company’s by-laws.  The Company's by-laws contain an advance notice provision which provides that, to be timely, a stockholder's notice of intention to bring business before a meeting must be received by the Corporate Secretary of the Company at the above address not later than ninety (90) nor earlier than one hundred twenty (120) calendar days prior to the anniversary date of the Company’s prior year's annual meeting (no later than January 29, 2012, and no earlier than December 30, 2011, for the Company’s 2012 Annual Meeting of Stockholders).  In the event, however, that the date of the annual meeting is changed by more than thirty (30) calendar days from the anniversary date of the prior year’s annual meeting, such notice and supporting documentation must be received by the Corporate Secretary of the Company not later than the tenth day following the date on which the Company provides notice of the date of such annual meeting but in no event later than the fifth business day preceding the date of such annual meeting.

STOCKHOLDER NOMINATIONS OF CANDIDATES FOR BOARD MEMBERSHIP

A stockholder who wishes to recommend a prospective nominee for the Board should notify the Company’s Secretary in writing with whatever supporting material the stockholder considers appropriate. The Nominating Committee will consider whether to nominate any person nominated by a stockholder who is a stockholder of record on the date of the giving of the notice of nomination and who is entitled to vote at the annual meeting, and who delivers timely notice of the nomination in proper written form, as provided by the Company’s Bylaws. The notice must include certain biographical information regarding the proposed nominee, a completed written questionnaire with respect to each proposed nominee setting forth the background and qualifications of such proposed nominee (which questionnaire will be provided by the Secretary of the Company upon written request), the proposed nominee’s written consent to nomination and certain additional information as set forth in the Company’s Bylaws.

For a stockholder’s notice to the Company’s Secretary to be timely, it must be delivered to or mailed and received at the principal executive offices of the Company by January 16, 2012 but not before December 17, 2011 (or, if the annual meeting is called for a date that is not within 30 days of April 28, 2012, the notice must be received not earlier than the 10th day following the day on which notice containing the date of the annual meeting is provided by the Company; provided further, however, that any such notice which is received later than the fifth business day prior to the meeting may be disregarded). If the presiding person at the meeting determines that a nomination was not properly made in accordance with the procedures set forth in the Company’s Bylaws, then the presiding person will declare to the meeting that such nomination was defective and such defective nomination shall be disregarded.

AVAILABILITY OF FORM 10-K
AND ANNUAL REPORT TO STOCKHOLDERS

A copy of the Company's Annual Report on Form 10-K for fiscal 2010 has been posted on the Internet, along with this Proxy Statement, each of which is accessible by following the instructions in the Notice.  The Annual Report is not incorporated into this Proxy Statement and is not considered proxy-soliciting materials.

The Company filed its Annual Report on Form 10-K with the SEC on February 23, 2011.  We will mail without charge, upon written request, a copy of our Annual Report on Form 10-K for fiscal 2010, without exhibits.  Please send a written request to Investor Relations, Tractor Supply Company, 200 Powell Place, Brentwood, Tennessee 37027 or complete the request form on the investor relations page of our website at TractorSupply.com.

OTHER MATTERS

The Board does not intend to present any business at the Meeting other than the items stated in the "Notice of Annual Meeting of Stockholders" and knows of no other business to be presented for action at the meeting.  If, however, any other business should properly come before the meeting or any continuations or adjournments thereof, it is intended that the proxy will be voted with respect thereto in accordance with the best judgment and discretion of the persons named in the proxy.

In addition to solicitation by mail, certain of the Company’s directors, officers and regular employees, without additional compensation, may also solicit proxies personally or by telephone.  The costs of such solicitation will be borne by the Company.  The Company will also make arrangements with brokerage houses, custodians and other nominees to send proxy materials to the beneficial owners of shares of the Company's Common Stock held in their names, and the Company will reimburse them for their related postage and clerical expenses.

DIRECTIONS TO THE ANNUAL MEETING

From North of Nashville
Follow I-65 South beyond downtown Nashville to Exit #74B (Brentwood).  Turn right off the ramp and stay on Old Hickory Blvd.   Turn left at the second light (Franklin Pike).  Turn right at the second light (Maryland Way).  Drive 1.4 miles and then turn left on Powell Place.  Tractor Supply Company is on the immediate left.  The Meeting entrance is on the right-hand side of the main entry way at the front of the building.

From South of Nashville
Follow I-65 North (toward Nashville). Take Exit #74B (Brentwood).  Circle around the off-ramp and stay on Old Hickory Blvd.   Turn left at the third light (Franklin Pike).  Turn right at the second light (Maryland Way).  Drive 1.4 miles and then turn left on Powell Place.  Tractor Supply Company is on the immediate left.  The Meeting entrance is on the right-hand side of the main entry way at the front of the building.

From East of Nashville
Follow I-40 West (toward Nashville) and merge left onto I-24 East (toward Chattanooga).  Immediately merge right onto I-440 West via Exit #53 (toward Memphis).  Merge onto I-65 South via Exit #5 (towards Huntsville).  Follow I-65 South to Exit #74B (Brentwood).  Turn right off the ramp and stay on Old Hickory Blvd.   Turn left at the second light (Franklin Pike).  Turn right at the second light (Maryland Way).  Drive 1.4 miles and then turn left on Powell Place.  Tractor Supply Company is on the immediate left.  The Meeting entrance is on the right-hand side of the main entry way at the front of the building.

From West of Nashville
Follow I-40 East to I-65 South.  Follow I-65 South to Exit #74B (Brentwood).  Turn right off the ramp and stay on Old Hickory Blvd.   Turn left at the second light (Franklin Pike).  Turn right at the second light (Maryland Way).  Drive 1.4 miles and then turn left on Powell Place.  Tractor Supply Company is on the immediate left.  The Meeting entrance is on the right-hand side of the main entry way at the front of the building.

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time on April 28, 2011.

Vote by Internet • Log on to the Internet and go to www.envisionreports.com/TSCO • Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

Annual Stockholders’ Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

A	Proposals - The Board of Directors recommends a vote FOR all the nominees listed and
FOR Proposal 2 and 3 and every 1 year on Proposal 4.and every 1 year on Proposal 4.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+

	01 – James F. Wright	☐	☐	02 – Johnston C. Adams	☐	☐	03 – William Bass	☐	☐

	04 – Peter D. Bewley	☐	☐	05 – Jack C. Bingleman	☐	☐	06 – Richard W. Frost	☐	☐

	07 – Cynthia T. Jamison	☐	☐	08 – George MacKenzie	☐	☐	09 – Edna K. Morris	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	Amendment to certificate of incorporation to increase the authorized number of shares of common stock from 100,000,000 to 200,000,000.	☐	☐	☐	3.	Say on Pay - An advisory vote on approval of executive compensation.	☐	☐	☐

		1 Yr	2 Yrs	3 Yrs	Abstain

4.	Say When on Pay - An advisory vote on the approval of the frequency of shareholder votes on executive compensation.	☐	☐	☐	☐

B	Non-Voting Items
	Change of Address – Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — Tractor Supply Company

Annual Stockholders’ Meeting
April 28, 2011
10:00AM central time

Store Support Center
200 Powell Place
Brentwood, Tennessee 37027

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

I have received the Notice of 2011 Annual Stockholders’ Meeting (“the Meeting”) to be held on April 28, 2011 and a Proxy Statement furnished by Tractor Supply Company’s (“Tractor Supply”) Board of Directors. I appoint BENJAMIN F. PARRISH, JR. AND KURT D. BARTON, and each of them, as proxy and attorney-in-fact, with full power of substitution, to represent me and vote all shares of Tractor Supply common stock that I am entitled to vote at the Meeting in the manner shown on this form as to the following matters and in their discretion on any other matters that come before the Meeting.

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side, but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendations. The proxy holders cannot vote your shares unless you sign and return this card.

(Continued and to be voted on reverse side.)